UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2005

BROOKSTONE, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21406	06-1182895
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

ONE INNOVATION WAY, MERRIMACK, NH		03054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 603-880-9500.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

As previously announced, Brookstone, Inc. (the “Company”) has entered into a definitive agreement and plan of merger (the “Merger Agreement”), dated April 15, 2005, and amended on July 15, 2005, with Brookstone Holdings Corp. (“Parent”) and Brookstone Acquisition Corp. (“Acquisition”), each of which are wholly-owned subsidiaries of an investor group consisting of OSIM International Ltd. and affiliates of J.W. Childs Associates, L.P. and Temasek Capital (Private) Limited, pursuant to which the Company will merge with and into Acquisition and become a wholly-owned subsidiary of Parent. In connection with the financing necessary to consummate the transactions contemplated by the Merger Agreement, Brookstone Company, Inc., a direct, wholly-owned subsidiary of the Company, intends to offer in a private placement, $190,000,000 in aggregate principal amount of senior unsecured notes (the “Notes”) (the “Note Offering”) as announced by the Company on September 8, 2005. The securities offered pursuant to the Note Offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy the Notes. The information in this current report on Form 8-K is being furnished pursuant to Item 7.01 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933 or otherwise subject to the liabilities of those sections.

The Company is hereby furnishing the following additional information regarding its business which was contained in the preliminary confidential offering circular relating to the Note Offering:

FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, contained within this current report on Form 8-K constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “targets,” “likely,” “will,” “believe,” “may,” “should,” “could” or “estimate” or similar expressions or phrases.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include, among others:

•	the seasonality of our sales;

•	our ability to introduce new products and improve existing products;

•	our exposure to product liability claims and intellectual property infringement claims;

•	the impact of existing or future governmental regulations and legal uncertainties, including those relating to consumer protection;

•	our ability to open new stores and temporary locations;

•	our ability to renew leases upon expiration upon terms acceptable to us;

•	the highly competitive business environment in which we operate;

•	our ability to retain and attract employees;

•	changes in economic conditions;

•	disruptions at our distribution center, including potential labor disputes and work stoppages;

•	our dependence on our key vendors;

•	our dependence on our foreign vendors;

•	the expansion of our business into international markets, including Asia;

•	the availability and price of raw materials;

•	the effects of health epidemics and potential future acts of terrorism, violence or war; and

•	our ability to service our substantial indebtedness.

Written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this current report on Form 8-K might not occur.

See the Section entitled “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described herein are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, some of which are described below. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our results of operations are highly dependent on our sales during the winter holiday season and the Father’s Day selling season.

A high percentage of our annual sales and substantially all of our annual income from operations have historically been attributable to the winter holiday selling season. In addition, our sales in our second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. Like many retailers, we must make merchandising and inventory decisions for the winter holiday selling season and the Father’s Day selling season well in advance of actual sales. Accordingly, unfavorable economic conditions, weather conditions and/or deviations from projected demand for products during these seasons could have a material adverse effect on our results of operations for the entire fiscal year. While we have implemented certain measures to improve our results during periods outside of the winter holiday selling season and the Father’s Day selling season, such as the opening of stores in airports, we expect that our annual results of operations will remain dependent on our performance during the winter holiday selling season, and to a lesser extent, on our performance during the Father’s Day selling season.

Our ability to introduce innovative merchandise and updated products may impact our sales and profitability.

Successful implementation of our merchandising strategy depends on our ability to introduce in a timely manner new or updated products, which are affordable, functional in purpose, distinctive in quality and design and not widely available from other retailers. We expect that the popularity of a product or group of related products of the types we typically offer will be limited in time due to the continual changing nature of consumer preferences. In addition, if our products or substitutes for such products become widely available from other retailers (including mass-retailers, department stores or discount retailers), demand for these products from us may decline or we may be required to reduce our retail prices. If a competitor of our company were to offer for sale new and innovative products that we did not offer for sale, customer demand for our goods could decline. A decline in the demand for, or a reduction in the retail prices of, our important existing products can cause declines in our sales and profitability if we are unable to introduce in a timely fashion new or replacement products of similar sales levels and profitability. Even with innovative merchandising, there remains a risk that the products will not sell at planned levels.

Changes in consumer preferences could adversely affect our business.

Our business in general is subject to changing consumer and industry trends, demands and preferences. Our continued success depends largely on the introduction and acceptance by our customers of new product lines and improvements to existing product lines that respond to such trends, demands and preferences. Trends within the industry change often and our failure to anticipate, identify or react to changes in these trends could lead to, among other things, rejection of a new product line and reduced demand and price reductions for our products, and could materially adversely affect us. In addition, we may not have sufficient resources to make necessary investments or we may be unable to make the advances necessary to develop new products or improve our existing products to maintain our market position.

We are exposed to product liability claims and intellectual property infringement claims.

Although we seek to maintain quality standards at a high level, our products may have defects that could result in high rates of return, recalls or product liability claims. Such returns, recalls or claims could adversely affect profitability. Third parties may assert claims for patent or trademark infringement, or violation of other proprietary rights. If successful, such claims could result in the inability to sell a particular product or, in the case of a settlement or royalty, adversely impact the profitability of the product and could have a material adverse effect on our results of operations. Such claims could entail significant legal expenses even if they are ultimately resolved in our favor.

Our ability to protect our proprietary technology is uncertain and our inability to protect these rights could impair our competitive advantage and cause us to incur substantial expense to enforce our rights.

We actively pursue and protect, domestically and internationally, our corporate trademarks and other intellectual property rights to ensure that the quality of our brands and the value of our proprietary rights are maintained. We seek patents to establish and protect our proprietary rights relating to the technologies and products we have developed, are in the process of developing, or that we may develop in the future. We have taken and will continue, in the future, to take steps to broaden and enhance our patent protection for our proprietary products.

We cannot assure you that a third party will not infringe upon or design around any patent issued or licensed to us, or that these patents will otherwise be commercially viable. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert patent infringement claims against others can be expensive and time-consuming even if the outcome is favorable to us. If the outcome is unfavorable to us, we may be required to pay damages, stop production and sales of infringing products or be subject to increased competition from similar products. We have taken and may, in the future, take steps to enhance our patent protection, but we cannot assure you that these steps will be successful or that, if unsuccessful, our patent protection will be adequate.

We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We attempt to protect our proprietary technology in large part by confidentiality agreements with our employees, consultants and other contractors. We cannot assure you, however, that these agreements will not be breached, that we will have adequate remedies for any breach or that competitors will not know of or independently discover our trade secrets.

Existing or future governmental regulations and legal uncertainties, including those relating to consumer protection, could have a material impact on our business or results from operations.

Our company and its operations are subject to numerous laws, regulations and governmental policies and procedures on the international, federal, state and local levels, including, but not limited to, laws, regulations, policies, procedures, rulings, interpretations, or other governmental or quasi-governmental practices, regarding corporate governance, commerce, customs, international trade, labor and employment, importation tax, securities, accounting, and other laws and regulations which are, or are found to be, applicable to us. Changes to this legal and regulatory framework, or to any individual law or regulation, or governmental policy or procedure to which we are now, or are determined to be in the future, subject, could have a material impact on our business or results from operations.

In addition, we are subject to federal, state, local and foreign consumer protection laws and regulations, including laws prohibiting unfair and deceptive trade practices. The violation of these laws may give rise to private rights of action, including class action lawsuits. If any of these claims are successful, it could materially adversely affect our business. In addition, any amendments to these regulations may force us to change certain aspects of our business which may materially adversely affect our results of operations.

The success of our business is dependent on our ability to open new stores and temporary locations.

Our ability to open new stores, including airport locations, and to operate our temporary location program successfully depends upon, among other things, our capital resources and our ability to locate suitable sites, negotiate favorable rents and other lease terms and implement our operational strategy. In addition, because our store designs must evolve over time so that we may effectively compete for customers in top malls, airports and other retail locations, actual store-related capital expenditures may vary from historical levels due to such factors as the scope of remodeling projects, general increases in the costs of labor and materials and unusual product display requirements.

If our leases terminate or are not renewed upon expiration, we could be required to make significant capital expenditures to relocate our retail stores.

All of our retail stores are leased. There can be no assurance that upon termination or expiration of these leases we will be able to renew them on acceptable terms or at all. If we are unable to renew such leases, we could be required to make significant capital expenditures to relocate our retail stores.

We operate in a very competitive business environment.

The U.S. retail industry is highly competitive. We compete against large international and national players, as well as many regional competitors. Some of our principal competitors may be less highly leveraged than we are and have greater financial, marketing and distribution resources than we do. Accordingly, these competitors may be better able to withstand changes in conditions within the industries in which we operate, and may have significantly greater operating and financial flexibility than we do. These competitors could increase their market share and cause us to lose business from our customers.

As a result of this competitive environment, we face and will continue to face pressure on sales prices of our products from competitors. As a result of these pricing pressures, we may in the future experience reductions in our profit margins, revenues or sales. In addition, we will need to invest continuously in customer service and support, marketing and our sales force. We cannot assure you that we will be able to maintain or increase either current market share of our products or our price and operating margins successfully in the future.

Our business will suffer if certain key officers or employees discontinue employment with us or if we are unable to recruit and retain highly skilled personnel.

The success of our business is materially dependent upon the skills, experience and efforts of our President and Chief Executive Officer, Michael Anthony, and certain of our other key officers and employees. The loss of Mr. Anthony or other key personnel could have a material adverse effect on our business, operating results or financial condition. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly highly-skilled and motivated, full-time and temporary associates with appropriate retail experience to work in management and in our stores and temporary locations. Further, because of the limited time periods during which temporary locations are open each year, the availability of suitable associates for such locations is limited. The market for these resources is highly competitive. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

Our business may be negatively impacted by poor economic conditions.

Our business has been and may in the future be impacted by economic conditions that tend to reduce the level of discretionary consumer spending. These conditions include high interest rates, inflation, unemployment, stock market uncertainty and low consumer confidence.

Computer systems or telephone services failures could have a material adverse effect on us.

Our success is dependent upon our computer hardware and software systems and our telecommunications systems. The internet portion of the direct marketing segment relies heavily on the proper operation of these systems, as well as on the continued operation of the external components of the internet, to market goods and to receive and process orders. The retail segment utilizes point of sale computers located in the stores. Our headquarters and distribution center rely on a wide variety of applications to carry on the business. These systems are subject to damage from natural disasters, power failures, hardware and software failures, security breaches, network failures, computer viruses and operator negligence. Should one of these systems fail or be inadequate to support future growth, our results could be materially and adversely impacted. We are also dependent on certain vendors of our key information systems. Should these vendors experience financial difficulties, the support of these key systems could be negatively impacted.

Disruptions at our distribution center, including potential labor disputes and work stoppages, could significantly increase our distribution costs and therefore adversely affect our financial performance.

We conduct the majority of our distribution operations and a significant portion of our direct marketing processing functions from our facility in Mexico, Missouri. A disruption in operations at the distribution center may significantly increase our distribution costs and prevent goods from flowing to stores and customers. We use third-party carriers for our product shipments. The distribution of products is vulnerable to disruption from employee strikes and labor unrest, in particular, potential strikes by UPS employees and/or longshoremen, which could increase costs and impede or restrict the supply of goods.

The success of our direct marketing operations are dependent on various factors, including the receipt of adequate customer response to mailings and rising paper and postal rates.

The success of our catalog operation hinges on the achievement of adequate response rates to mailings, merchandising and catalog presentation that appeal to mail order customers and the expansion of the potential customer base in a cost-effective manner. Lack of consumer response to particular catalog mailings could increase the costs and decrease the profitability of the direct marketing segment. Significant costs relative to paper, postage and inventory are associated with the direct marketing segment. Rising paper and postal rates can negatively impact the business and the failure to accurately predict consumer response or to achieve the optimum cost-effective level of catalog circulation could adversely affect revenues and growth of the business. In addition, terrorism perpetrated via the U.S. mail or threats thereof could have a material adverse impact on our catalog business.

Because we depend on a core group of significant vendors, our operating results may be adversely affected by the loss of these key vendors or if these key vendors are unable to continue to fill our orders for their products.

Because we strive to sell only unique merchandise, adequate substitutes for certain key products may not be widely available in the marketplace. There can be no assurance that vendor manufacturing or distribution problems, or the loss of our exclusive rights to distribute important products, would not have a material adverse effect on our performance. In Fiscal 2004, we had one vendor who supplied products representing approximately 17% of net sales, with our 10 largest vendors representing approximately 40% of net sales. Our operating results could be adversely affected if any of our 10 largest vendors were unable to continue to fill our orders for such vendor’s products or failed to fill those orders in a timely way.

Our dependence on foreign vendors subjects us to possible delays in receipt of merchandise and to the risks involved in foreign operations.

We are purchasing an increasing portion of our merchandise from foreign vendors, including, but not limited to, Asia. Although we expect this strategy to increase profit margins for these products, our reliance on such vendors subjects us to associated legal, social, political and economic risks, including, but not limited to, import, licensing and trade restrictions. In particular, economic relations between the United States and China have historically had a potential for volatility, the recurrence of which could have a material adverse impact on our operations and results. There is increasing political pressure on China to permit the exchange rate of its currency, the Chinese Yuan (“CNY”), to float against the U.S. Dollar (“USD”). Although substantially all of our supply contracts in China are denominated in USD, our suppliers could attempt to renegotiate these contracts and increase costs to us if the CNY/USD exchange rate were to change. We are also subject to the risk that the manufacturers abroad who ultimately manufacture our products may employ labor practices that are not consistent with acceptable practices in the United States. In any such event, we could be hurt by negative publicity with respect to those practices and, in some cases, face liability for those practices.

Additionally, we are highly dependent upon steamship lines and air cargo companies to transport this merchandise from overseas to the United States and as such, we remain vulnerable to equipment shortages and labor stoppage, as well as terror alerts and acts of terrorism, both at the ports and countries of origins and in the United States. In such a situation, we could face inventory shortages in certain products, increased transportation costs and increased interest expense as a result of moving inventory receipts forward.

The expansion of our business into international markets would expose us to certain risks.

We intend to expand the Brookstone concept into Asia and may also expand into other international markets. We cannot assure you that we will maintain significant operations internationally or that any such operations will be successful. Any international operations we establish will be subject to risks similar to those affecting our existing operations in the United States in addition to a number of other risks, including:

•	political and economic instability in foreign markets;

•	inconsistent product regulation by foreign agencies or governments;

•	imposition of product tariffs and burdens;

•	cost of complying with a wide variety of international and U.S. export laws and regulatory requirements;

•	foreign currency fluctuations;

•	difficulty in enforcing intellectual property rights; and

•	language and other cultural barriers.

We currently do not plan to acquire political risk insurance in the countries in which we will conduct business. While we will carefully consider the risks in countries where we are evaluating investment opportunities, we cannot assure you that we will not be materially adversely affected as a result of such risks.

Interruptions in deliveries of raw materials and/or increased prices for raw materials used in our products could adversely affect our profitability, margins and revenues.

The raw materials used to manufacture the products we sell and our distribution and labor costs are subject to availability constraints and price volatility, which could result in increased costs. The raw materials used to manufacture the products we sell are subject to availability constraints and price volatility caused by high demand for such products and their components, currency fluctuations, factory capacity, competition for suppliers and factories, weather, supply conditions, government regulations, economic climate and other unpredictable factors. In addition, our transportation and labor costs are subject to price volatility caused by the price of oil, supply of labor, governmental regulations, economic climate, currency fluctuations and other unpredictable factors. Increases in demand for, or the price of, raw materials, distribution services and labor could have a material adverse effect on our business, financial condition and results of operations. Since we rely significantly on foreign sources of raw materials and production, we are at risk from a variety of factors that could leave us with inadequate or excess inventories, resulting in decreased profits or losses.

Increases in petroleum prices may increase our transportation and shipping costs and the costs of certain of our products, which could lead to a decrease in sales.

In recent years, increases in petroleum prices have resulted in increased transportation and shipping costs for our company. Further increases in petroleum prices such as those recently experienced as a result of Hurricane Katrina, or failure of such prices to decline, could continue to increase our costs for transportation and shipping and also could cause increases in the cost of goods that are manufactured from plastics and other petroleum-based products. In addition, increased petroleum prices may lead to increased airfares, which could cause a decrease in sales.

Fluctuating exchange rates could adversely affect our profitability and revenues.

We conduct a substantial part of our business in the U.S., and therefore our profitability and revenues may be adversely affected by fluctuating exchange rates. We are subject to currency exchange rate risk to the extent that our costs are denominated in currencies other than those in which we earn revenues. We cannot assure you that currency exchange rate fluctuations will not adversely affect our results of operations and financial condition.

Government regulation and other uncertainties relating to the internet and online commerce could negatively impact our internet business.

As a greater proportion of our sales are made via the internet, and as we begin to look more to that channel to increase overall sales, we will become increasingly subject to the uncertainties inherent in the developing area of e-commerce. Such uncertainties include, but are not limited to, the extent to which our customers will adopt the internet as their method of purchase, the effect that government regulation of the internet (or lack thereof) will have on the internet as a medium of commerce, as well as the reliability, stability and security of the internet and World Wide Web.

Health epidemics, terror alerts, terrorist attacks and other acts of violence or war may adversely affect our sales.

The United States Federal Government terror alerts have a negative effect on retail sales as they cause a disruption of consumer shopping patterns. Our stores are located predominantly in large public areas such as malls and airports, which experience a significant decrease in traffic during periods of high alert. Our stores are dependent on pedestrian traffic for sales volume. Terror alerts and acts of terrorism that affect such traffic could have a materially adverse impact on sales. Terror alerts related to acts of terrorism perpetrated via the U.S. mail could also have a material adverse impact on our catalog business.

A significant portion of our sales is generated at our airport store locations. Additionally, we market a wide range of products attractive to the traveling public. A decrease in traffic due to war, terrorism, health epidemics, cost increases to the consumer, or the consolidation of the airline industry caused by merger and bankruptcy and the consequent reduction of flights and available destinations could negatively affect the volume of business at our airport store locations and could depress the sales of travel-related merchandise.

The outbreak of unexpected disease threats such as severe acute respiratory syndrome (SARS), influenza, and insect-borne diseases such as encephalitis and the West Nile virus could negatively impact our sales. Travel restrictions to certain parts of the world could impair our activities with some of our vendors that could result in product shortages and could slow new product development. Additionally, any reduction in travel could depress sales at our airport locations and reduce sales of our travel-related merchandise. Fear of contagion could cause a drop in traffic at all of our store locations with a consequent drop in sales.

Extreme weather conditions may negatively impact our business, financial condition and results of operations.

Extreme weather conditions in regions in which we source our products or the areas in which our stores are located could have a material adverse effect on our business, financial condition and results of operations. Major international catastrophes such as tsunamis, hurricanes and earthquakes could adversely affect our business in a number of ways, including but not limited to, store closures, reduced sales, performance delays, product shortages and increased costs, all of which are beyond our control and cannot be anticipated. For example, Hurricane Katrina forced us to close five of our stores, two of which we believe will remain closed indefinitely. Also, heavy snowfall or other extreme weather conditions over a prolonged period might make it difficult for our customers to travel to our stores. Our business is also susceptible to unseasonable weather conditions. For example, extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season could render a portion of our inventory incompatible with those unseasonable conditions. These prolonged unseasonable weather conditions could adversely affect the our business, financial condition and results of operations.

Our Sponsors’ interests may conflict with the interests of holders of Notes.

Upon consummation of the transactions, certain entities formed by OSIM International, Ltd., J.W. Childs Associates, L.P. and Temasek Capital (Private) Limited, or the Sponsors, and their affiliates and designees will indirectly collectively beneficially own approximately 94.8% of our outstanding voting securities. As a result, our Sponsors will collectively be in a position to control all matters affecting us, including decisions regarding extraordinary business transactions, fundamental corporate transactions, appointment of members to our management, election of directors and our corporate and management policies.

The interests of our Sponsors could conflict with the interests of holders of Notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our Sponsors might conflict with the interests of holders of the Notes. Our Sponsors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions, including dividend payments to the holders of our equity, that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to holders of the Notes.

Risks Related to the Notes Offering

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We will have a significant amount of indebtedness after the Notes Offering. As of July 30, 2005, after giving pro forma effect to the Notes Offering, we would have had total indebtedness of $199.2 million (of which $190.0 million would have consisted of the Notes and the balance would have consisted of other debt).

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our new senior secured credit facility will contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Subject to a borrowing base limitation, our new senior secured credit facility would permit us to borrow up to $100 million after completion of this offering, and the Notes would be effectively subordinated to our existing and future secured indebtedness, including all borrowings under our new senior secured credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our new senior secured credit facility, will be adequate to meet our future liquidity needs at least until the maturity date of our new senior secured credit facility.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the Notes, on commercially reasonable terms or at all.

The right to receive payments on the Notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the Notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to the claims of holders of the Notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, will be parties to our new senior secured credit facility, which will be secured by liens on substantially all of our personal property and the personal property of the guarantors. The Notes will be effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. As a result, holders of Notes may receive less, ratably, than holders of secured indebtedness.

As of July 30, 2005, after giving pro forma effect to the Notes Offering and the transactions, the aggregate amount of our secured indebtedness and the secured indebtedness of our subsidiaries would have been approximately $9.2 million, representing the principal outstanding under both the real estate mortgage loan for our headquarters facility and the capital lease for our distribution facility. After accounting for the letters of credit in an aggregate face amount of approximately $20.9 million which would have been outstanding under our new senior secured credit facility if the transactions had occurred on July 30, 2005, approximately $79.1 million would have been available for borrowing under our new senior secured credit facility. Subject to a borrowing base limitation, we will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. See “Description of New Senior Secured Credit Facility.”

The right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

None of our non-guarantor subsidiaries had any indebtedness as of July 30, 2005. Our non-guarantor subsidiaries generated 2.2% of our consolidated revenues in the twelve-month period ended July 30, 2005 and held 1.2% of our consolidated assets as of July 30, 2005.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest (including special interest), if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of Notes or that restrictions in our new senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure investors in the Notes, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

If an active trading market does not develop for the Notes and holders may not be able to resell them.

The Notes have not been registered under the Securities Act. Accordingly, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. We are required to commence an exchange offer for the Notes, or to register sales of the Notes under the Securities Act, within certain time periods. Prior to this offering, there was no public market for the Notes and, although the Notes are expected to be eligible for trading in PORTAL, we cannot assure you that an active trading market will develop for the Notes. If no active trading market develops, holders may not be able to resell the Notes at their fair market value or at all. Future trading prices of the Notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers that they currently intend to make a market in the Notes after this offering is completed. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the Notes on any securities exchange.

We will not be required to evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 following the consummation of the transactions, which may lead to our investors losing confidence in our reported financial information.

Upon the consummation of the transactions contemplated by the merger agreement, our parent will become a privately-held company and, accordingly, we will not be an accelerated filer subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal year 2005. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company’s internal controls over financial reporting and a report by independent auditors addressing such assessments. While we will still be required to disclose the conclusions of our principal executive and principal financial officers as to the effectiveness of our disclosure controls and procedures, we will not be required to make assessments and disclosures as to our internal controls over financial reporting for our fiscal year 2005. This may lead investors to lose confidence in the accuracy of our reported financial information, which may lead to a drop in the trading price of the Notes.

UNAUDITED PRO FORMA FINANCIAL DATA

We derived the following unaudited pro forma condensed consolidated financial statements by applying pro forma adjustments to our audited and unaudited historical consolidated financial statements included elsewhere in this current report on Form 8-K. The unaudited pro forma condensed consolidated balance sheet data give effect to the transactions, including the Notes Offering and the application of the proceeds therefrom, as if they had been consummated on July 30, 2005. The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended January 29, 2005, the last twelve months ended July 30, 2005 and the twenty-six weeks ended July 30, 2005 give pro forma effect to the transactions as if they occurred at the beginning of each period presented. We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The pro forma last twelve months financial information was derived by adding historical financial information for the fiscal year ended January 29, 2005 to the unaudited historical information for the twenty-six weeks ended July 30, 2005, and subtracting unaudited historical financial information for the twenty-six weeks ended July 31, 2004, and giving pro forma effect to the transactions as if they had occurred at the beginning of the period presented.

The acquisition will be accounted for, and is presented in the pro forma condensed consolidated financial statements, under the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” with the estimated useful lives of intangible assets determined in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” The excess of the purchase price, including transaction-related fees, over our preliminary estimate of the fair value of acquired assets and liabilities has been recognized as goodwill. The preliminary purchase price allocation reflected in the pro forma financial data is subject to revision as more detailed analysis is completed and additional information on fair values of assets and liabilities becomes available. Any change in the fair value of the net assets will change the amount of the purchase price allocable to goodwill. In accordance with the provisions of SFAS No. 142, no amortization of goodwill is recorded but instead its carrying value is subject to impairment testing. The actual accounting for the acquisition may differ significantly from the pro forma adjustments reflected within the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of Brookstone would have been had the transactions actually occurred on the dates or for the periods indicated, nor do they purport to project the consolidated balance sheet data, results of operations or financial condition of Brookstone for any future period or as of any future date.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the information contained in “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this current report on Form 8-K.

Unaudited Pro Forma Consolidated Balance Sheet

At July 30, 2005

	Historical	Pro Forma Adjustment		Pro Forma
	(dollars in thousands)
Current Assets:
Cash and cash equivalents	$46,613	$(26,600	)(1)	$20,013
Receivables, net	7,923	—		7,923
Merchandise inventories	75,879	27,285	(2)	103,164
Deferred income taxes, net	12,271	(10,368	)(2)	1,903
Other current assets	7,315	—		7,315

Total current assets	150,001	(9,683)		140,318

Deferred income taxes	5,228	(5,228	)(2)	—
Property and equipment, net	74,362	—		74,362
Intangible assets, net	—	79,462	(3)	79,462
Goodwill	—	222,968	(1)(2)(3)	222,968
Other assets	3,213	16,525	(1)	19,738

Total assets	$232,804	$304,044		$536,848

Liabilities and Shareholder’s Equity
Current Liabilities:
Short term borrowings	$—	$—		$—
Accounts payable	12,076	—		12,076
Other current liabilities	29,224	—		29,224

Total current liabilities	41,300	—		41,300

Other long term liabilities	22,668	—		22,668
Long term debt	8,308	190,000	(1)	198,308
Deferred income taxes	—	24,968		24,968

Commitments and contingencies Other party interest in consolidated entities	1,004	—		1,004

Shareholders’ equity:
Preferred stock, $0.001 par value:	—	—		—
Common stock, $0.001 par value	20	(20	)(1)	—
Common stock—new, $0.001 par value	—	249	(1)	249
Additional paid-in capital	66,761	181,590	(1)	248,351
Unearned stock compensation	(1,944)	1,944	(2)	—
Accumulated other comprehensive loss	(1,257)	1,257	(2)	—
Retained earnings	95,991	(95,991	)(1)	—
Treasury stock, at cost	(47)	47	(1)	—

Total shareholders’ equity	159,524	89,076		248,600

Total liabilities and shareholders’ equity	$232,804	$304,044		$536,848

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated statements.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended January 29, 2005

	Historical	Pro Forma Adjustment		Pro Forma
	(dollars in thousands)
Net sales	$482,884	$—		$482,884
Cost of sales	287,690	—	(4)	287,690

Gross profit	195,194	—		195,194
Selling, general and administrative expenses	154,571	4,820	(5)	159,391

Income (loss) from continuing operations	40,623	(4,820)		35,803
Interest (income) expense, net	921	20,044	(6)	20,965

Income (loss) before taxes and other party interests in consolidated entities and discontinued operations	39,702	(24,864)		14,838
Other party interests in consolidated entities	751	—		751

Income (loss) before taxes and discontinued operations	38,951	(24,864)		14,087
Income tax provision (benefit)	15,485	(9,448	)(7)	6,037

Income (loss) from continuing operations	$23,466	$(15,416)		$8,050

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated statements.

Unaudited Pro Forma Consolidated Statement of Operations

For the Twenty-Six Weeks Ended July 30, 2005

	Historical	Pro Forma Adjustment		Pro Forma
	(dollars in thousands)
Net sales	$164,308	$—		$164,308
Cost of sales	114,797	—	(4)	114,797

Gross profit	49,511	—		49,511
Selling, general and administrative expenses	63,333	2,410	(5)	65,743

Income (loss) from continuing operations	(13,822)	(2,410)		(16,232)
Interest (income) expense, net	(103)	10,022	(6)	9,919

Income (loss) before taxes and other party interests in consolidated entities and discontinued operations	(13,719)	(12,432)		(26,151)
Other party interests in consolidated entities	506	—		506

Income (loss) before taxes and discontinued operations	(14,225)	(12,432)		(26,657)
Income tax provision (benefit)	(5,470)	(4,724	)(7)	(10,194)

Income (loss) from continuing operations	$(8,755)	$(7,708)		$(16,463)

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated statements.

Unaudited Pro Forma Consolidated Statement of Operations

For the Twelve Months Ended July 30, 2005

	Historical	Pro Forma Adjustment		Pro Forma
	(dollars in thousands)
Net sales	$479,193	$—		$479,193
Cost of sales	289,249	—	(4)	289,249

Gross profit	189,944	—		189,944
Selling, general and administrative expenses	157,552	4,820	(5)	162,372

Income (loss) from continuing operations	32,392	(4,820)		27,572
Interest (income) expense, net	373	20,044	(6)	20,417

Income (loss) before taxes and other party interests in consolidated entities and discontinued operations	32,019	(24,864)		7,155
Other party interests in consolidated entities	932	—		932

Income (loss) before taxes and discontinued operations	31,087	(24,864)		6,223
Income tax provision (benefit)	12,461	(9,448	)(7)	3,013

Income (loss) from continuing operations	$18,626	$(15,416)		$3,210

The accompanying notes are an integral part of the

unaudited pro forma condensed consolidated statements.

Notes To Unaudited Pro Forma Consolidated Statements

The unaudited pro forma consolidated balance sheet for the period ended July 30, 2005 and unaudited pro forma consolidated statements of operations for the twelve month periods ending January 29, 2005 and July 30, 2005 and the twenty-six week period ending July 30, 2005 have been prepared to give effect to the transactions, including the issuance of the Notes, as follows:

1. To record the acquisition of Brookstone, Inc. for $465.2 million, including transaction costs of $31.9 million funded from an equity investment of $248.6 million, issuance of $190.0 million of debt, and use of $26.6 million of Company cash.

2. To adjust the historical cost of assets acquired and liabilities assumed to their respective fair values, including related tax effects for:

Inventory	$27.3 million
Trade name and customer list	79.5 million
Deferred income taxes	(40.6) million
Unearned stock compensation	(1.9) million
Accumulated other comprehensive income	(1.3) million

$63.0 million

3. To record goodwill for the excess of purchase price over the fair value of assets acquired and liabilities assumed, as follows:

Purchase price, including transaction costs	$465.2 million
Stockholders’ equity at July 30, 2005	162.7 million
Debt issuance fees	16.5 million
Fair value adjustments	63.0 million

Subtotal	$242.2 million

Goodwill	$223.0 million

4. No pro forma adjustment for additional cost of goods sold expense of $22.9 million, $26.1 million, and $21.5 million for the year ended January 29, 2005, twenty-six weeks ended July 30, 2005, and twelve months ended July 30, 2005, respectively has been recorded due to the nonrecurring nature of the adjustment.

5. To record amortization expense for the Company’s trade name using a twenty-year life and its customer list using a five-year life.

6. To record interest expense from the issuance of the $190.0 million Notes at an assumed interest rate of 9.25%, and amortization of financing costs over the term of the Notes and related new senior secured credit facility. A 0.125% increase or decrease in the assumed interest rate applicable to the Notes would change the pro forma interest expense by approximately $0.2375 million.

7. To record income tax expense related to the pro forma adjustments utilizing the company’s combined federal and state statutory income tax rates.

The acquisition, adjustments to fair value, and resulting goodwill have been recorded assuming a 100% step up to fair value. To the extent that certain existing Company shareholders carry over as shareholders of the new entity, the percentage step up may be limited.

SELECTED HISTORICAL FINANCIAL DATA

The selected financial data presented below under the captions “Income Statement Data,” “Other Financial Data” and “Balance Sheet Data” for and as of the end of each of the years in the five-year period ended January 29, 2005 are derived from our audited financial statements as restated for the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation. The selected financial data under the captions “Income Statement Data,” “Other Financial Data” and Balance Sheet Data” for the twenty-six weeks ended July 30, 2005 and July 31, 2004 are derived from our unaudited interim financial statements as restated for the presentation of the Gardeners Eden business, the intended sale of which was announced by us on June 29, 2005, as a discontinued operation which, in the opinion of management, include all normal recurring adjustments necessary for a fair statement of the data included therein in accordance with GAAP for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year. The selected financial data presented below is for Brookstone, Inc. and its subsidiaries. Brookstone, Inc. is a holding company which has no independent operations or assets other than the capital stock of its subsidiaries. The Notes will be guaranteed by Brookstone, Inc. and each of its existing and future subsidiaries that guarantee any credit facility of the issuer. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial and statistical information included herein, including the information contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Fiscal Year						Twenty-Six Weeks Ended
	2004	2003	2002	2001	2000**		July 30, 2005	July 31, 2004
	(dollars in thousands, except operating and ratio data)
Income Statement Data:(1)
Net sales	$482,884	$418,770	$358,598	$330,966	$342,083		$164,308	$167,999
Cost of sales	287,690	250,528	224,196	211,283	212,273		114,797	113,238

Gross profit	195,194	168,242	134,402	119,683	129,810		49,511	54,761
Selling, general and administrative expenses	154,571	135,695	111,881	105,599	103,584		63,333	60,352
Gain on curtailment of retiree medical plan	—	—	(642)	—	—		—	—

Operating income (loss) from continuing operations	40,623	32,547	23,163	14,084	26,226		(13,822)	(5,591)
Interest (income) expense, net	921	857	1,268	1,028	626		(103)	445
Other party interests in consolidated entities(2)	751	0	0	0	0		506	325
Provision (benefit) for income taxes	15,485	12,217	8,304	4,902	9,812		(5,470)	(2,446)

Income (loss) from continuing operations before discontinued operations	23,466	19,473	13,591	8,154	15,788		(8,755)	(3,915)
Discontinued operations, net of tax	(2,104)	(1,921)	(1,591)	(2,822)	(536)		(3,773)	(1,194)

Income (loss) before cumulative effect of accounting change	21,362	17,552	12,000	5,332	15,252		(12,528)	(5,109)
Cumulative effect of accounting change, net of tax	—	—	—	—	(308)		—	—

Net Income (loss)	$21,362	$17,552	$12,000	$5,332	$14,944		$(12,528)	$(5,109)

Operating Data: (Unaudited)
Increase (Decrease) in same store sales(3)	6.3%	11.2%	3.5%	-8.6%	3.5	%***	*	*
Net sales per square foot of selling space(4)	$579	$544	$489	$484	$538		*	*
Number of stores:
Beginning of period	270	256	246	223	211		*	*
Opened during period	18	17	12	25	14		*	*
Closed during period	—	3	2	2	2		*	*
End of period	288	270	256	246	223		*	*
Number of winter holiday seasonal stores	61	67	64	67	60		*	*

Other Financial Data:
Depreciation and Amortization	$12,836	$11,574	$11,039	$10,355	$9,632		$6,605	$6,178
Interest (income) expense, net	$921	$857	$1,268	$1,028	$626		$(103)	$445
EBITDA(5)(6)	$49,968	$41,700	$32,476	$20,890	$35,265		$(13,523)	$(1,281)
Adjusted EBITDA(7)	$55,979	$44,750	$34,202	$24,439	$35,859		$(6,673)	$487
Ratio of Adjusted EBITDA to interest (income) expense	60.8	52.2	27.0	23.8	57.3		*	1.1
Ratio of total debt to Adjusted EBITDA	0.2	0.0	0.1	0.1	0.1		*	*
Net cash provided by (used in) operating activities	40,373	38,337	31,058	7,305	12,418		(32,055)	(23,247)
Net cash provided by (used in) investing activities	(33,067)	(26,260)	(6,116)	(13,761)	(8,522)		(7,251)	(16,914)
Net cash provided by (used in) financing activities	9,161	3,517	274	(13)	112		(286)	1,365
Capital Expenditures(8)	(33,067)	(26,260)	(6,116)	(13,761)	(8,522)		(7,251)	(16,914)
Ratio of earnings to fixed charges(9)	3.9	3.6	2.8	2.2	3.4		*	*

Balance Sheet Data (at period end):
Total assets	$266,480	$220,327	$180,592	$157,105	$159,168		$232,804	$204,780
Long-term debt, excluding current portion	8,760	1,941	2,110	2,273	2,414		8,308	1,946
Total shareholders’ equity	170,286	145,124	120,756	107,785	102,511		159,524	143,422

*	Not available or not meaningful.
**	Fifty-three week year.
***	Based upon fifty-two weeks.
(1)	Effective Fiscal 2000, we changed our revenue recognition policy for catalog sales and other drop shipment sales to be in accordance with the provisions of Securities and Exchange Commission’s Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). Under the provisions of SAB 101, revenue is recognized at time of customer receipt instead of at time of shipment. The cumulative effect of this change for prior periods is $0.3 million, net of tax of $0.2 million.

In the fourth quarter of Fiscal 2000, we changed our income statement classification of shipping and handling fees and costs in accordance with EITF 00-10, “Shipping and Handling Fees and Costs” (“EITF 00-10”). As a result of the adoption of EITF 00-10, we now reflect shipping and handling fees billed to customers as revenue while the related shipping and handling costs are included in cost of goods sold. Prior to the adoption of EITF 00-10 such fees and costs were netted in selling, general and administrative expenses.

(2)	Other party interests in consolidated entities represents the ownership interest belonging to our joint venture partners in two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta which are operated under a separate joint venture arrangement with respect to each city. Beginning in Fiscal 2004, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements and shown separately on Brookstone, Inc.’s consolidated statement of income. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity method investment and as such the joint venture partner’s interests were not consolidated. Other party interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality.
(3)	To be included as a “same store”, a retail store must have been open for an entire prior fiscal year and such store will remain in the “same store” base unless it closes permanently. Retail locations that are remodeled or relocated are not removed from this “same store” base. This calculation does not include our five Gardeners Eden retail stores.
(4)	Net sales per square foot of selling space dollar amount is calculated using net sales generated for stores open for the entire fiscal year (including remodeled, relocated or expanded stores) divided by the square feet of selling space of such stores. Selling space does not include stock rooms. This calculation does not include our five Gardeners Eden retail stores.
(5)	EBITDA and Adjusted EBITDA are measurements not in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Management believes that the presentation of EBITDA and Adjusted EBITDA included herein provides useful information to investors regarding our results of operations because such presentation assists in analyzing the operating performance of our business and our ability to service debt. Although we use EBITDA and Adjusted EBITDA as a financial measure to assess the performance of our business, the use of EBITDA and Adjusted EBITDA is limited because they do not include certain material costs, such as interest and taxes, necessary to operate our business. The presentation of EBITDA and Adjusted EBITDA included herein should be considered in addition to, and not as a substitute for, net income in accordance with U.S. GAAP as a measure of performance or net cash provided by operating activities as determined in accordance with U.S. GAAP as a measure of liquidity.
(6)	“EBITDA” is defined as net income (loss) plus net interest (income) expense, depreciation, amortization and income taxes. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

The following table sets forth a reconciliation of EBITDA to net income (loss):

	Fiscal Year					Twenty-Six Weeks Ended
	2004	2003	2002	2001	2000	July 30, 2005	July 31, 2004
	(dollars in thousands)
Net income (loss)	$21,362	$17,552	$12,000	$5,332	$14,944	$(12,528)	$(5,109)
Interest (income) expense, net	921	857	1,268	1,028	626	(103)	445
Depreciation and amortization	13,679	12,300	11,853	11,206	10,187	7,020	6,581
Income taxes	14,006	10,991	7,355	3,324	9,508	(7,912)	(3,198)

EBITDA	$49,968	$41,700	$32,476	$20,890	$35,265	$(13,523)	$(1,281)

(7)	“Adjusted EBITDA” is EBITDA, as defined in note (6), adjusted to exclude the items described in the table below which are not considered by management to be indicative of our underlying financial results. Such supplementary adjustments to EBITDA may not be in accordance with the rules adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. Accordingly, we may not present Adjusted EBITDA in filings made with the SEC. You are therefore cautioned not to place undue reliance on Adjusted EBITDA and financial ratios based on Adjusted EBITDA.

The following table sets forth a reconciliation of Adjusted EBITDA to EBITDA:

	Fiscal Year					Twenty-Six Weeks Ended
	2004	2003	2002	2001	2000	July 30, 2005	July 31, 2004
	(dollars in thousands)
EBITDA	$49,968	$41,700	$32,476	$20,890	$35,265	$(13,523)	$(1,281)
Lease Accounting Adjustment(a)	2,326	—	—	—	—	—	—
SERP(b)	368	—	—	—	—	264	—
Non-Cash Stock Compensation Expense(c)	577	629	—	—	—	786	225
Gardeners Eden Negative EBITDA(d)	2,740	2,421	1,726	3,549	286	5,800	1,543
Cumulative effect of accounting change, net of tax	—	—	—	—	308	—	—

Adjusted EBITDA	$55,979	$44,750	$34,202	$24,439	$35,859	$(6,673)	$487

(a)	Reflects a cumulative non-cash adjustment of $2.3 million charged to occupancy cost in the fourth quarter of Fiscal 2004 to correct the Company’s recognition of rent expense to comply with GAAP. Prior to the adjustment, the Company followed a practice in which it began recording rent expense at the time a store opened and the lease term commenced. The Company now records rent expense when it takes possession of a store, which occurs before the contractual commencement of the lease term and approximately 60 days prior to the opening of the store. This results in an earlier recognition of rent expense for each lease, as the Company begins recording rent expense during the pre-opening period, but a reduction in monthly rent expense as the total rent due under the lease is amortized over a greater number of months.
(b)	Represents expenses related to Mr. Anthony’s benefit under our Defined Contribution Supplemental Executive Retirement Plan for the applicable period. Our Defined Contribution Supplemental Executive Retirement Plan will be terminated effective upon the closing of the transactions.
(c)	Represents the charge to income during the applicable period resulting from the issuance of restricted and deferred stock awards under our existing equity incentive plans. Restricted and deferred stock awards issued under such plans have been issued at no cost to the recipient of the award. The value of the restricted and deferred shares in excess of cost is charged to income ratably over the period during which these awards vest. All of our existing equity incentive plans and all awards issued thereunder will terminate effective upon the closing of the transactions.
(d)	Represents the add back of negative EBITDA of our Gardeners Eden business during the applicable period. On June 29, 2005, we announced our decision to sell the Gardeners Eden business. Gardeners Eden EBITDA for each of the twenty-six weeks ended July 30, 2005 and the twelve months ended July 30, 2005 includes an impairment charge of $3.7 million, based on our evaluation that the value of our Gardeners Eden intangible assets would not be recoverable upon sale of the business. We cannot assure you that we will be able to complete a sale on acceptable terms, or at all.
(8)	Capital expenditures are defined as additions to property, plant and equipment.
(9)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges plus amortization of capitalized interest minus capitalized interest. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expenses representative of the interest factor, which is calculated based upon 1/3 of rental expenses related to operating leases. For the twenty-six week periods ended July 30, 2005 and July 31, 2004, our earnings were insufficient to cover our fixed charges by approximately $6.8 million and $6.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes thereto appearing elsewhere in this current report on Form 8-K. All statements, other than statements of historical fact, contained within this current report on Form 8-K constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “targets,” “likely,” “will,” “believe,” “may,” “should,” “could” or “estimate” or similar expressions or phrases. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations.

Overview

Founded in 1965, we are a leading nationwide specialty retailer and product development company. Our strategy is to develop unique, innovative, Brookstone-branded products and offer them to customers via our proprietary distribution channels, which consist of our retail stores, our internet website and our catalogs. Our products are intended to make some aspect of our customer’s life easier, better, more enjoyable or more fun, qualities that we believe make our products particularly well suited for gift giving. Our portfolio is composed of the Brookstone and Hard-to-Find Tools brands. The Brookstone brand includes products in four main categories: home and office, travel and auto, outdoor living and health and fitness, and it consists of approximately 950 stock-keeping units, or SKUs. Approximately half of Brookstone products are priced at $40.00 or less, although items in our stores range in price from less than $5.00 to approximately $4,500.00. The Hard-to-Find Tools brand, which operates primarily through catalogs and the internet, features products that offer innovative solutions to common problems and tasks around the home and garden.

History

Impact of the Transactions

On April 15, 2005, certain entities formed by our Sponsors entered into a merger agreement to acquire us and our subsidiaries. The merger agreement was amended as of July 15, 2005 to reduce the aggregate purchase price to approximately $433.3 million. Concurrently with the consummation of the transactions contemplated by the merger agreement, our Sponsors will make an investment in OSIM Brookstone Holdings, L.P., or OBH LP, of approximately $240.0 million in cash, which investment will be evidenced by the issuance of common and preferred equity to OBH LP. In addition, certain members of our management will reinvest approximately $8.6 million of the merger consideration they receive in respect of their Brookstone, Inc. stock options in the common equity of OBH LP, will receive profit-sharing interests in OBH LP upon the closing of the merger and may also be awarded profit-sharing interests in OBH LP under a newly established management equity incentive program. Other members of our management may also agree to reinvest a portion of their merger consideration in the common equity of OBH LP, and may also receive profit-sharing interests in OBH LP. We will also enter into a new senior secured credit facility and consummate the offering of the notes hereby.

The consummation of each of the transactions is conditioned upon the occurrence of each of the other transactions. Upon consummation of the transactions, we will be an indirect, wholly owned subsidiary of OBH LP.

As a result of the transactions, our assets and liabilities will be adjusted to their fair value as of the closing and the aggregate level of our debt will increase substantially. Accordingly, our cost of goods sold, depreciation and amortization expense, and interest expense will be higher in periods following the consummation of the transactions. The excess of the total purchase price over the fair value of our tangible and identifiable intangible assets acquired and liabilities assumed at closing will be recorded as goodwill, which will be subject to annual impairment review.

Sale of Gardeners Eden

On June 29, 2005, we announced our decision to sell our Gardeners Eden business. Gardeners Eden is a fashion and lifestyle brand that offers high quality garden-inspired products for the home to customers via multiple distribution channels, including five retail stores located in Massachusetts and Connecticut and direct marketing via catalogs and the internet (www.gardenerseden.com). In fiscal year 2004, Gardeners Eden had total revenues of $16.0 million and an operating loss before taxes of $3.6 million. The financial information and other data included herein regarding our company reflects the presentation of the Gardeners Eden business as a discontinued operation.

Recent Events

Net sales for August 2005 were $23.5 million, a 7.7% decrease from the Company’s net sales for August 2004. Same store sales for August 2005 decreased 10.1% when compared to same store sales for August 2004. This decrease, and the decrease for the twenty-six week period ended July 30, 2005 compared to the same period during 2004, were primarily driven by decreased sales in the Personal Care, Bedding, Home Comfort and Games categories, partially offset by increased sales in the Audio and Travel categories. While the Company introduces new and updated products in its Personal Care, Bedding, Home Comfort and Games categories, as well as each of its other categories of products, as part of its merchandising strategy, there can be no assurance that any such products in these categories will achieve the popularity of existing products or sell at planned levels, which failure could continue to affect our results.

Critical Accounting Policies

The Consolidated Financial Statements of Brookstone, Inc. are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We review our estimates on an ongoing basis and make judgments about the carrying value of assets and liabilities based on a number of factors. These factors include, but are not limited to, historical experience, guidance provided by outside experts and assumptions made by management that are believed to be reasonable under the circumstances. Senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our board of directors. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are (a) highly uncertain at the time the estimate is made; (b) if different estimates reasonably could have been used; or (c) if changes in the estimate that are reasonably likely to occur periodically could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the Consolidated Financial Statements.

Revenue Recognition.    We recognize revenue from sales of merchandise at the time of customer receipt. Revenue is recognized net of estimated merchandise returns and allowances. In our direct-to-customer segment, we retain risk of loss while goods are in transit and estimate delivery time to be approximately three days; therefore, we recognize revenue in this segment on the third business day after shipment. Revenue from merchandise credits and gift certificates is deferred until redemption.

We allow merchandise returns for all merchandise and have established an allowance for merchandise returns based on historical experience, in accordance with Statement of Financial Accounting Standards No. 48 (SFAS No. 48), “Revenue Recognition When Right of Return Exists.”

Inventory Reserves.    We maintain information about our merchandise performance at the item level. This level of detail enables our management team to assess the viability of each item and to estimate our ability to sell through each item. We recognize the write-down of slow moving or obsolete inventory in cost of sales. Management’s estimates can be affected by many factors, some of which are outside of our control, which include but are not limited to, consumer buying trends and general economic conditions.

We take a physical inventory at least twice a year at our retail store locations and distribution center. The second of these inventories is conducted near the end of the fiscal year. We maintain a reserve for inventory shrinkage for the periods between physical inventories. Management establishes this reserve based on historical results of previous physical inventories, shrinkage trends or other judgments that management believes to be reasonable under the circumstances.

Property, Plant and Equipment.    Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs of minor items are charged to expense as incurred. Depreciation and amortization of property, plant and equipment (excluding temporary locations) are determined using the straight-line method over the estimated useful lives shown below. Materials used in the construction of temporary locations such as kiosks are depreciated based on usage over a maximum five-year period and are included in equipment and fixtures.

Building and improvements	35 years
Equipment, furniture and fixtures and software	3 to 10 years
Leasehold improvements	The lesser of the lease term or the estimated useful life

Impairment of Long-Lived Assets.    In Fiscal 2002, we adopted Statement of Financial Accounting Standards No. 144 (SFAS No. 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with SFAS No. 144, we review long-lived assets, including intangible assets with finite lives, for impairment at least annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted net cash flows of individual stores and consolidated net cash flows for long-lived assets not identifiable to individual stores to the recorded value of the asset. If impairment is indicated, the asset is written-down to its estimated fair value based upon a discounted cash flow analysis. While we believe that our estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect our evaluations.

Income taxes.    We account for income taxes under the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the fiscal year in which those temporary differences are expected to be recovered or settled. The effect of any future change in tax rates is recognized in the period in which the change occurs.

We are periodically under audit by the federal, state and local tax authorities. In evaluating our potential exposure under the various tax filings, we accrue charges for possible exposures. Management believes we have appropriately filed our tax returns and accrued for possible exposures. To the extent we are able to prevail in matters for which accruals have been established or be required to pay amounts in excess of amounts accrued, our effective tax rate in a given financial period might be materially impacted.

The carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions. If these estimates and related assumptions change in the future, we may be required to record a valuation allowance against our deferred tax assets resulting in income tax expense in our Consolidated Income Statement. Management evaluates the realizability of the deferred tax assets and assesses the need for valuation allowances periodically.

Retirement and Post-Retirement Benefits.    We sponsor defined benefit pension and other post-retirement benefit plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on plan assets, and health care cost increase projections. Assumptions are determined based on our data and appropriate market indicators and are evaluated each year as of the plans’ measurement date. Long-term return on plan assets is determined based on historical portfolio results and management’s expectation of the future economic environment, as well as target asset allocations. Our medical cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. A change in any of these assumptions may have a material effect on net periodic pension and post-retirement benefit costs reported in the Consolidated Financial Statements.

Workers’ Compensation and General Liability Insurance.    We retain risk with respect to workers’ compensation and general liability claims up to a maximum of $350,000 per claim and $50,000 per claim, respectively. We retain risk with respect to aggregate claims up to a maximum of $2,500,000 and $2,000,000 during the policy year for workers’ compensation and general liability claims, respectively. The provision for estimated workers’ compensation and general liability claims includes estimates of the ultimate costs for both reported claims and claims incurred but not reported. These estimates incorporate our past experience as well as other considerations.

Recent Accounting Pronouncements

In May 2004, the FASB released Staff Position No. 106-2, “Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP 106-2), which supersedes Staff Position No. 106-1. FSP 106-2 addresses the accounting and disclosure implications that are expected to arise as a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 enacted on December 8, 2003. We have reviewed our medical plan and determined that it is not actuarially equivalent to Medicare. Accordingly, the post retirement medical costs disclosed in Note 11 do not reflect any amount associated with the federal subsidy.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (SFAS 151). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2006, beginning on January 29, 2006. We are currently assessing the impact that this adoption will have on our consolidated financial statements.

In December 2004, the FASB issued FASB Staff Position (FSP, No. 109-1), Application of FASB Statement No. 109, “Accounting for Income Taxes”, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (AJCA). FSP No. 109-1 states that the impact of the tax deduction on qualified production activities provided by the AJCA should be accounted for as a special deduction rather than a statutory rate reduction. We are currently in the process of evaluating whether or not, and to what extent, if any, this provision may benefit us as well as the financial impact of this provision, if any.

In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. 109-2). FSP No. 109-2 provides guidance under SFAS No. 109, “Accounting for Income Taxes”, with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the Jobs Act), on enterprises’ income tax expense and deferred tax liability. FSP No. 109-2 states that an enterprise is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. We have evaluated FSP No. 109-2 and have determined that the provisions of this section of the Jobs Act do not have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123 (R), “Share-Based Payment (Revised 2004)” (SFAS 123(R)), which revises SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. We are evaluating the requirements of SFAS 123(R) and the impact of the adoption on our consolidated financial statements. We are required to adopt SFAS 123(R) in the first quarter of Fiscal Year 2006.

During March 2005, the Securities Exchange Commission issued Staff Accounting Bulletin No. 107, guidance on SFAS No. 123(R). SAB No. 107 was issued to assist preparers by clarifying some of the implementation matters of SFAS 123(R) while enhancing the information that investors receive. We will consider the guidance provided by SAB No. 107 as we implement SFAS 123(R).

In March 2005, the FASB issued Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations,” an interpretation of FASB issued Statement No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations.” FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Retrospective application for interim financial information is permitted but is not required. We are currently in the process of evaluating FIN 47, however the adoption of this statement is not expected to have a material impact on our consolidated financial statements.

SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and SFAS No. 3,” requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to do so. When it is impracticable to determine the effect on all prior periods, this statement requires that the new principle be applied to the earliest period practicable. This statement carries forward without change the guidance in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimates. SFAS No. 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We expect that adoption of SFAS No. 154 will not have a material impact on our financial statements.

Emerging Issues Task Force Issue 05-6, “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination,” (“EITF 05-6”) provides guidance on amortization of leasehold improvements purchased subsequent to the inception of the lease or acquired in a business combination. EITF 05-6 states that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term should be amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of the assets’ purchase. EITF 05-6 becomes effective for us beginning in this year’s third quarter. We expect that the impact of adopting EITF 05-6 will not differ materially from our current amortization practice.

Results of Operations

We have provided below a statistical summary of our operating results. We have incorporated information into the discussion below because we believe it will assist the reader in understanding our results of operation on a comparative basis and in recognizing underlying trends.

Thirteen weeks and twenty-six weeks ended July 30, 2005 versus July 31, 2004

The following table sets forth certain financial data of our company expressed as a percentage of revenues for the thirteen week and twenty-six week periods ended July 30, 2005 and July 31, 2004.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2005	July 31, 2004	July 30, 2005	July 31, 2004
Revenues, net
Retail segment	85.1%	85.8%	85.4%	86.5%
Direct segment	14.9%	14.2%	14.6%	13.5%

Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales	68.5%	65.0%	69.9%	67.4%

Gross profit	31.5%	35.0%	30.1%	32.6%

Selling, general and administrative expenses	36.1%	34.5%	38.5%	35.9%

Operating income (loss) from operations	(4.6)%	0.5%	(8.4)%	(3.3)%

Interest (income) expense, net	(0.1)%	0.2%	(0.1)%	0.3%

Income (loss) before taxes, other party interests in consolidated entities and discontinued operations	(4.5)%	0.3%	(8.3)%	(3.6)%

Other party interest in consolidated entities	0.3%	0.2%	0.3%	0.2%

Income (loss) before taxes and discontinued operations	(4.8)%	0.1%	(8.6)%	(3.8)%

Income tax (benefit)	(1.8)%	0.0%	(3.3)%	(1.5)%

Income (loss) from continuing operations	(3.0)%	0.1%	(5.3)%	(2.3)%

Loss on discontinued operations, net of tax	(3.6)%	(0.6)%	(2.3)%	(0.7)%

Net loss	(6.6)%	(0.5)%	(7.6)%	(3.0)%

On June 29, 2005, we announced our plans to sell our Gardeners Eden business which consists of five Gardeners Eden stores, one catalog title, Gardeners Eden and our internet site www.gardenerseden.com. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as a discontinued operation. For the thirteen week periods ended July 30, 2005 and July 31, 2004, Gardeners Eden operations resulted in a net loss of $3.2 million (net of tax of $2.0 million) or $0.16 per basic and diluted share and $546,000 (net of tax of $342,000) or $0.02 per basic and diluted share, respectively. For the twenty-six week periods ended July 30, 2005 and July 31, 2004, the Gardeners Eden net loss totaled $3.8 million (net of tax of $2.4 million) or $0.18 per basic and diluted share and $1.2 million (net of tax of $752,000) or $0.06 per basic and diluted share, respectively. Included in discontinued operations is a pre-tax impairment charge of $3.7 million that we recorded in the second quarter of Fiscal 2005 based upon our evaluation that the value of our Gardeners Eden intangible assets would not be recoverable upon sale of the business.

For the thirteen-week and twenty-six week periods ended July 30, 2005, net sales decreased 6.6% and 2.2%, respectively over the comparable periods last year. Net retail sales for the thirteen-week period decreased approximately $6.0 million, or 7.5%, to $74.4 million as compared to $80.4 million for the same period last year. The decrease of $6.0 million in the quarter was primarily comprised of a $7.7 million or 10.0% decrease in same store sales driven by decreased performances in the Personal Care, Bedding, Home Comfort and Games categories. The quarter’s same store sales decrease was partially offset by same store sales increases in the Audio and Travel categories. The same store sales decrease was partially offset by $1.7 million in sales generated primarily from the opening of 15 new stores (partially offset by two store closings) subsequent to the second quarter of Fiscal 2004. Year-to-date retail sales decreased $5.0 million or 3.4% over the comparable period last year. The year-to-date decrease was comprised of a $10.3 million or 7.3% decrease in same store sales driven primarily by decreased performances in the Personal Care, Bedding, Games and Home Comfort categories and a $0.2 million decrease in revenues from customers for shipping and handling. These decreases were partially offset by same store sales increases in the Audio and Travel categories and an increase of approximately $5.5 million primarily as a result of the stores opened subsequent to the second quarter of Fiscal 2004. The total number of Brookstone stores open on July 30, 2005 was 290 versus 277 on July 31, 2004.

For the thirteen-week period ended July 30, 2005, direct marketing sales totaled $13.1 million as compared to $13.3 million for the comparable period last year. The $223,000 net decrease is comprised of a decrease of $287,000 in sales of the Brookstone brand (Hard-to-Find Tools, Brookstone Catalog, Internet and Corporate Sales) on a 10.8% decrease in catalog circulation. Partially offsetting the quarterly sales decrease was a minimal increase in revenues generated from customers for shipping and handling. For the twenty-six week period ended July 30, 2005, direct marketing sales totaled $24.0 million as compared to $22.7 million for the comparable period last year. The $1.3 million net increase is comprised of an increase in sales of $933,000 on a 4.3% increase in catalog circulation and an increase of $368,000 generated from revenues from customers for shipping and handling.

For the thirteen-week period ended July 30, 2005, gross profit as a percentage of net sales decreased 3.5% to 31.5% versus 35.0% for the comparable period last year as a result of an increase in occupancy costs of 3.0%, a decrease in product margins of 0.4% and an increase of 0.1% in order postage expense (costs associated with the delivery of products to customers). For the twenty-six week period ended July 30, 2005, gross profit as a percentage of net sales decreased 2.5% to 30.1% versus 32.6% for the comparable period last year as a result of an increase in occupancy costs of 2.2%, a decrease in product margins of 0.1% and an increase of 0.2% in order postage expense. Occupancy costs as a percentage of net sales increased in both the quarter and year-to-date periods in Fiscal 2005 primarily as a result of the same store sales decrease. Promotional activity in the second fiscal quarter of 2005 resulted in increased markdowns causing a decrease in product margins of 1.1%

for the quarter and 0.5% for the year-to-date period. Primarily offsetting the markdown increases were improvements in product purchase margins of 0.6% and 0.3% for the quarter and year-to-date periods, respectively.

For the thirteen-week period ended July 30, 2005, selling, general and administrative expenses as a percentage of net sales increased 1.6% to 36.1% versus 34.5% for the comparable period last year primarily as a result of increased payroll costs of 1.9% driven by the decrease in same store sales experienced during the quarter. The quarterly increase in payroll costs as a percentage of net sales was partially offset by other selling, general and administrative expenses, primarily professional services. For the twenty-six week period ended July 30, 2005, selling, general and administrative expenses as a percentage of net sales increased 2.6% to 38.5% versus 35.9% for the comparable period last year primarily as a result of increased payroll costs of 1.7% and increased advertising costs of 0.6%. These year-to-date increases reflect the negative impact caused by the decrease in same store sales but also contributing to the payroll increases were new stores opened since the second quarter of Fiscal 2004 and compensation expense in Fiscal 2005 on deferred and restricted stock issued subsequent to the first quarter of Fiscal 2004.

Net interest income for the thirteen-week period ended July 30, 2005 was $87,000, compared to net interest expense of $209,000 for the comparable period last year. Net interest income for the twenty-six week period ended July 30, 2005 was $103,000, compared to net interest expense of $445,000 for the comparable period last year. Interest income was $478,000 for the second quarter of Fiscal 2005 as compared to $115,000 for the same period last year and $939,000 for the twenty-six weeks ended July 30, 2005 as compared to $274,000. Both the quarter and year-to-date increases resulted from better interest rates earned on our improved cash position in Fiscal 2005. Interest expense increased to $391,000 for the second quarter of Fiscal 2005 compared to $324,000 for the same period last year and $836,000 for the twenty-six weeks ended July 30, 2005 as compared to $718,000 for the same period last year primarily as a result of our interest on the loan for our corporate headquarters which was not in existence in the first or second quarters of Fiscal 2004. The increase in interest expense was partially offset by decreased fees on our line of credit in both periods in Fiscal 2005 as compared to the same periods in Fiscal 2004.

In the second quarter of Fiscal 2005, we recorded an income tax benefit on continuing operations of $1.6 million, or 1.8% of net sales, as compared to a tax provision on continuing operations of $51,000, or 0.0% of net sales, in the second quarter of Fiscal 2004. The tax rate on continuing operations was 38.1% in the second quarter of Fiscal 2005 as compared to 38.6% for the second quarter of Fiscal 2004. Our benefit in the second quarter of Fiscal 2005 was reduced as a result of the settlement of a prior year tax audit. Year-to-date we recorded an income tax benefit on continuing operations of $5.5 million, or 3.3% of net sales for the twenty-six week period ended July 30, 2005, as compared to $2.4 million, or 1.5% of net sales for the twenty-six week period ended July 30, 2004. The tax rate on continuing operations was 38.5% for the twenty-six week periods ended July 30, 2005 and July 31, 2004.

Two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta operate under separate joint venture arrangements with respect to each city. We have an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. Other Party Interests in Consolidated Entities represents the ownership interests in the net income for these joint ventures belonging to our joint venture partners (the 20% ownership interest in the Las Vegas venture, the 30% ownership interest in the Chicago venture and the 51% ownership interest in the Atlanta venture). For the thirteen weeks ended July 30, 2005 and July 31, 2004, other party interests in consolidated entities totaled $247,000 and $163,000, respectively. For the twenty-six weeks ended July 30, 2005 and July 31, 2004, other party interests in consolidated entities totaled $506,000 and $325,000, respectively.

As a result of the foregoing, we reported a loss from continuing operations of $2.6 million, or $0.12 per basic and diluted share for the thirteen-week period ended July 30, 2005, as compared to income from continuing operations of $81,000, or $0.00 per basic and diluted share, for the comparable period last year. After discontinued operations, we reported a net loss of $5.7 million, or $0.28 per basic and diluted share as compared to a net loss of $465,000, or $0.02 per basic and diluted share for the thirteen-week periods ended July 30, 2005 and July 31, 2004, respectively. For the twenty-six week period ended July 30, 2005, loss from continuing operations totaled $8.8 million, or $0.43 per basic and diluted share, as compared to a loss of $3.9 million, or $0.19 per basic and diluted share for the comparable period last year. After discontinued operations, we reported a net loss of $12.5 million, or $0.61 per basic and diluted share as compared to a net loss of $5.1 million, or $0.25 per basic and diluted share for the twenty-six week periods ended July 30, 2005 and July 31, 2004, respectively.

Fifty-two weeks ended January 29, 2005 versus January 31, 2004

The following table sets forth certain financial data of our company expressed as a percentage of revenues for Fiscal 2004, Fiscal 2003 and Fiscal 2002.

	Fiscal Year
	2004	2003	2002
Revenues, net
Retail segment	83.4%	84.6%	85.7%
Direct segment	16.6%	15.4%	14.3%

Total revenues	100.0%	100.0%	100.0%

Cost of sales	59.6%	59.8%	62.5%

Gross profit	40.4%	40.2%	37.5%

Selling, general and administrative expenses	32.0%	32.4%	31.2%
Gain on curtailment of retiree medical plan	0.0%	0.0%	(0.2)%

Operating income from continuing operations	8.4%	7.8%	6.5%

Interest expense, net	0.2%	0.2%	0.5%
Other party interests in consolidated entities	0.2%	0.0%	0.0%
Provision for income taxes	3.2%	2.9%	2.3%

Income from continuing operations	4.8%	4.7%	3.7%

Loss on discontinued operations, net of tax	(0.4)%	(0.5)%	(0.4)%

Net income	4.4%	4.2%	3.3%

Net sales for our company increased in Fiscal 2004 by $64.1 million to $482.9 million which represents a 15.3% increase over Fiscal 2003. The retail segment of our business generated $48.6 million of the increase with the remaining $15.5 million increase resulting from our direct marketing segment.

In the retail segment, we opened 18 new stores (15 full-line and three airport stores) that contributed $14.4 million of the increase. Stores open for the full year in Fiscal 2004 that were only open for a portion of Fiscal 2003 (17 stores) contributed an additional $14.9 million in increased net sales in Fiscal 2004 as compared to Fiscal 2003. Those stores open for a full year in both Fiscal 2003 and Fiscal 2004 (same stores) generated a 6.3% increase or $21.2 million over Fiscal 2003 results. Driving the majority of the retail sales increases were strong sales performances in Travel, Personal Care, Home Comfort, Games, Personal Accessories and Massage categories. The retail segment also had increased revenues from customers for shipping and handling of $0.6 million. Offsetting the retail increases, net sales from our seasonal store program decreased $2.5 million as compared to Fiscal 2003. We operated 61 seasonal locations in Fiscal 2004 versus 67 seasonal locations in Fiscal 2003.

The direct marketing segment posted an increase in revenues of $15.5 million or 24.0% over Fiscal 2003. The increase is comprised of $13.2 million in the Brookstone brand (Hard-to-Find-Tools, Brookstone Catalog, internet and Corporate sales) and an increase in revenues of $2.3 million from customers for shipping and handling. Driving the increase in net sales from the Brookstone brand is an approximate 47% increase in catalog circulation. As a component of net sales from the Brookstone brand, the internet experienced the largest increase in Fiscal 2004 of approximately 36% over Fiscal 2003’s internet net sales. (In Fiscal 2004, net sales from the internet represented approximately 9% of total company net sales and represented approximately 8% of total company net sales in Fiscal 2003.)

Gross profit as a percentage of net sales increased 0.2% to 40.4% in Fiscal 2004 compared to 40.2% in Fiscal 2003. Included in gross profit are occupancy costs which decreased 0.3% due to the leveraging of sales. This decrease includes a cumulative non-cash adjustment of $2.3 million or 0.5% of net sales charged to occupancy cost in the fourth quarter of Fiscal 2004 to correct our recognition of rent expense to comply with accounting principles generally accepted in the United States of America. (See Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details.) Offsetting these improvements is a 0.1% increase in the costs associated with shipping and handling for customers.

Selling, general and administrative expenses (SG&A) as a percent of net sales decreased 0.4% to 32.0% in Fiscal 2004 as compared to 32.4% in Fiscal 2003. Primarily driving the improvement were decreased incentive compensation costs of 0.5%, decreased payroll costs of 0.2% as a result of leveraging the sales increase and decreased general operating and administrative expenses of 0.3%. These improvements were offset by increased advertising costs of 0.4% primarily as a result of increased catalog circulation and increased professional services of 0.2%. In Fiscal 2003, we incurred costs related to our settlement of certain legal matters, primarily the settlement of our California lawsuit and associated professional service fees. In Fiscal 2004, we experienced increased professional services in relation to our compliance with Sarbanes-Oxley.

Net interest expense as a percent of net sales remained flat to last year at 0.2%.

Two airport locations in Las Vegas, two airport locations in Chicago, and four airport locations in Atlanta operate under three separate joint venture arrangements with respect to each city. We have an 80% ownership interest in the Las Vegas venture, a 70% ownership interest in the Chicago venture and a 49% ownership interest in the Atlanta venture. In Fiscal 2004, all of these joint venture entities are consolidated in Brookstone, Inc.’s financial statements. The ownership interest in the revenues and expenses for these joint ventures for Fiscal 2004 belonging to our joint venture partners (the 20% ownership interest in the Las Vegas venture, the 30% ownership interest in the Chicago venture and the 51% ownership interest in the Atlanta venture) comprises the balance of $751,000 in other party interests in consolidated entities on the Income Statement. Prior to Fiscal 2004, the Atlanta joint venture was accounted for as an equity investment and as such the joint venture partner’s interests were not consolidated. Other party interests consisting of the Chicago and Las Vegas partners’ interests were included in selling, general and administrative expenses prior to Fiscal 2004 due to immateriality. See Note 4 to the accompanying Consolidated Financial Statements.

In Fiscal 2004, we recorded an income tax provision of $15.5 million, or 3.2% of net sales, as compared to $12.2 million, or 2.9% of net sales, in Fiscal 2003. The increase in income tax provision resulted primarily from the increase in pre-tax income in Fiscal 2004 coupled with an increase in the tax rate from 38.5% to 39.8%, primarily as a result of certain non-deductible executive compensation and the mix of income by state jurisdiction. We anticipate that the tax rate will decrease in Fiscal 2005 to approximately 38.8%.

On a segment basis (see Note 7 to the accompanying Consolidated Financial Statements) the retail segment reported a strong performance in Fiscal 2004 as evidenced by an increase in income before taxes and discontinued operations of $2.2 million or 9.2% over Fiscal 2003. The direct marketing segment improved its performance in Fiscal 2004 with an increase in its income before taxes and discontinued operations of $5.1 million or 64.8% over Fiscal 2003.

On June 29, 2005, we announced our plans to sell our Gardeners Eden business. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as discontinued operations. For Fiscal 2004 and Fiscal 2003, Gardeners Eden operations resulted in a net loss of $3.6 million (net of tax of $2.1 million) or $0.10 per basic and diluted share and $3.1 million (net of tax of $1.9 million) or $0.10 per basic and diluted share, respectively.

As a result of the foregoing, we reported net income of $21.4 million or $1.02 per diluted share in Fiscal 2004, after reflecting a cumulative, after-tax adjustment of $1.4 million or $0.07 per diluted share related to lease accounting (see Note 2 under “Lease Accounting” to the accompanying Consolidated Financial Statements for additional details). Net income was 4.4% of net sales in Fiscal 2004 compared to 4.2% of net sales in Fiscal 2003.

Fifty-two weeks ended January 31, 2004 versus February 1, 2003

Net sales for our company increased in Fiscal 2003 by $60.2 million to $418.8 million which represents a 16.8% increase over Fiscal 2002. The retail segment of our business generated $46.9 million of the increase with the remaining $13.3 million increase resulting from our direct marketing segment.

In the retail segment, we opened 17 new stores (nine full-line and eight airport stores), which contributed $8.8 million of the increase. Stores open for the full year in Fiscal 2003 that were only open for a portion of Fiscal 2002 (12 stores) contributed an additional $4.3 million in increased net sales in Fiscal 2003 as compared to Fiscal 2002. Those stores open for a full year in both Fiscal 2002 and Fiscal 2003 (same stores) generated an 11.2% or $32.7 million increase over Fiscal 2002 results. Driving the majority of the sales increase in all three store classifications were strong sales performances of new product introductions in the Massage, Personal Care, Lighting, Games and Kitchen categories. Net sales from our seasonal store program increased $0.7 million over Fiscal 2002. We operated 67 seasonal locations in Fiscal 2003 versus 64 seasonal locations in Fiscal 2002. Also the retail segment had increased net sales from customers for shipping and handling of $0.4 million.

The direct marketing segment posted a net sales increase of $13.3 million or 26.0% over Fiscal 2002. The increase is comprised of an $11.8 million increase in sales in the Brookstone Brand (Hard-to-Find-Tools, Brookstone Catalog, internet and Corporate sales), as well as a $1.5 million increase in revenues generated from customers for shipping and handling as compared to Fiscal 2002. Driving the increase in sales is an approximate 33% increase in catalog circulation and an approximate 51% increase in the internet.

Gross profit as a percentage of net sales increased 2.7% to 40.2% in Fiscal 2003 compared to 37.5% in Fiscal 2002. In Fiscal 2003, overall margins on the sales of our products improved 1.2%. This improvement is principally related to the reduction in markdowns on slow moving or overstock products in Fiscal 2003 as compared to Fiscal 2002. Also included in gross profit are occupancy costs, which decreased as a result of the strong sales increases experienced by us, accounting for a 1.6% improvement in the gross profit rate from Fiscal 2002. The costs associated with shipping and handling for customers increased, resulting in a 0.1% decrease in the gross profit rate.

Selling, general and administrative expenses (SG&A) as a percent of net sales increased 1.2% to 32.4% in Fiscal 2003 as compared to 31.2% in Fiscal 2002. Advertising accounted for 1.0% of this

1.2% increase in SG&A, principally relating to catalogs, store displays and internet affiliate costs. These advertising related expenditures were in support of our continuing multi-channel strategy. In addition, we incurred one-time costs related to our settlement of certain legal matters, primarily the settlement of our California lawsuit and associated professional service fees. These costs were approximately 0.5% of the increase in SG&A. Offsetting these increases was a 0.3% improvement in compensation costs as compared to Fiscal 2002.

Net interest expense as a percent of net sales decreased slightly to 0.2% in Fiscal 2003 from 0.4% in Fiscal 2002. The decrease in net interest expense of $411,000 in Fiscal 2003 is due to our improved cash position as a result of our income from operations. This resulted in reduced interest expense and increased income from investments.

On June 29, 2005, we announced our plans to sell our Gardeners Eden business. As a result, in the second quarter of Fiscal 2005, we have reflected the results of operations from the Gardeners Eden business as discontinued operations. For Fiscal 2003 and Fiscal 2002, Gardeners Eden operations resulted in a net loss of $3.1 million (net of tax of $1.9 million) or $0.10 per basic and diluted share and $2.5 million (net of tax of $1.6 million) or $0.08 per basic and diluted share, respectively.

In Fiscal 2003, we recorded an income tax provision of $12.2 million, or 2.9% of net sales, as compared to $8.3 million, or 2.3% of net sales, in Fiscal 2002. The increase in income tax provision resulted primarily from the increase in pre-tax income in Fiscal 2003 coupled with an increase in the tax rate from 37.9% to 38.5%, primarily as a result of the mix of income by state jurisdiction.

On a segment basis (See Note 7 of the accompanying Consolidated Financial Statements), the retail segment reported a strong performance in Fiscal 2003 as evidenced by an increase in pre-tax income of $7.7 million or 47.8% over Fiscal 2002. The direct marketing segment, which was restored to profitability in Fiscal 2002, continued to improve its performance increasing its pre-tax income by $2.1 million or 36.0%.

As a result of the foregoing, we reported net income of $17.6 million or $0.87 per diluted share in Fiscal 2003, an increase of 39.8% per diluted share from Fiscal 2002. Net income was 4.2% of net sales in Fiscal 2003 compared to 3.3% of net sales in Fiscal 2002.

Other Balance Sheet Changes

Receivables decreased 19.6% to $7.9 million at July 30, 2005 as compared to $9.9 million at January 29, 2005 primarily as a result of the collection of construction allowances due from landlords. Receivables decreased 16.8% or $1.6 million when compared to July 31, 2004 primarily from a decrease in the timing of product returns to vendors.

Merchandise inventories increased slightly to $75.9 million at July 30, 2005 as compared to $75.6 million at January 29, 2005, but rose approximately 10.2% when compared to the twenty-six week period ended July 31, 2004. The higher merchandise inventory balance at July 30, 2005 as compared to the balance at July 31, 2004 resulted from additional purchases made to support retail new store growth since the second quarter of Fiscal 2004, as well as from the sales shortfall experienced in Fiscal 2005.

Prepaid expenses increased 21.0% to $7.3 million from $6.0 million at January 29, 2005 primarily as a result of the timing of insurance payments, the prepayment of software maintenance costs and the prepayment of state income taxes. Other assets increased $1.5 million to $3.2 million at July 30, 2005 as compared to $1.7 million at January 29, 2005, but decreased $2.2 million when compared to the balance of $5.4 million at July 31, 2004. The increase from January 29, 2005 is primarily as a result of costs incurred to produce catalogs to be mailed in the third quarter of Fiscal 2005, while the decrease from the same period of the prior year resulted primarily from a reduction in catalog circulation in the first half of Fiscal 2005 as compared to the same period in Fiscal 2004.

In the second quarter of Fiscal 2005, we wrote off our Gardeners Eden intangible assets, as a result of our impairment analysis, thereby reducing the balance to $0 at July 30, 2005. The net balance of those intangible assets was $3.9 million at January 29, 2005 and $4.0 million at July 30, 2004.

We maintain an existing revolving credit facility to finance inventory purchases, which historically peak in the third quarter in anticipation of the winter holiday selling season. At July 30, 2005, January 29, 2005 and July 31, 2004, we had no borrowings outstanding under our existing revolving credit agreement.

Seasonality

The seasonal nature of our business increased in Fiscal 2004 and is expected to continue to increase in Fiscal 2005 as we open additional retail stores and continue our program to operate a significant number of small, temporary locations during the winter holiday selling season. In Fiscal 2004, most of our new stores were opened in the second half of the fiscal year. In Fiscal 2005, we expect to open the majority of our new stores in the second half of the year.

Our sales in the second fiscal quarter are generally higher than sales during the first and third quarters as a result of sales in connection with Father’s Day. The fourth fiscal quarter, which includes the winter holiday selling season, has historically produced a disproportionate amount of our net sales and substantially all of our income from operations. Management expects this trend to continue.

Our retail operations are generally not profitable until the fourth quarter of each fiscal year.

Liquidity and Capital Resources

Historical

For the twenty-six week period ended July 30, 2005, our cash position decreased $39.6 million to $46.6 million. Cash used for operations totaled $32.1 million primarily as a result of our net loss from operations and a decrease in other current liabilities resulting primarily from the payment of income taxes ($11.0 million) and the payment of accrued incentive compensation ($5.4 million).

Cash used for financing activities totaled approximately $286,000 for the twenty-six week period ended July 30, 2005 as a result of our payments of long-term debt of $452,000 and cash distributions paid to joint venture partners of $593,000. These payments were partially offset by proceeds of $759,000 from the exercise of stock options and payments for stock under the employee stock purchase plan.

Cash of $7.3 million was utilized to fund capital expenditures in the twenty-six week period ended July 30, 2005 primarily related to the opening of four new stores, the remodeling of five stores and construction related to stores anticipated to open or be remodeled in the third fiscal quarter. In Fiscal 2005, we anticipate opening approximately 20 new Brookstone stores and remodeling approximately 12 locations.

For the twenty-six week period ended July 31, 2004, our cash position decreased $38.8 million to $30.9 million. Cash used for operations totaled $23.2 million primarily as a result of our net loss from operations and a decrease in other current liabilities resulting primarily from the payment of income taxes ($9.1 million) and the payment of accrued incentive compensation ($6.3 million).

Cash provided by financing activities totaled approximately $1.4 million in the twenty-six week period ended July 30, 2004 as a result of proceeds of $1.7 million received from the exercise of stock options and payments for stock under the employee stock purchase plan and $95,000 in cash contributions received from joint venture partners. Offsetting these receipts were distributions to joint venture parties of $351,000 and $57,000 in payments on long-term debt.

Cash of $16.9 million was utilized to fund capital expenditures in the twenty-six week period ended July 31, 2004 primarily related to construction of the new headquarters building ($6.0 million), the expansion of the distribution center (Phase III—the replacement of the material handling system) ($4.6 million), the opening of seven Brookstone stores, the remodel of three Brookstone stores and construction related to stores anticipated to open in the third and fourth quarters of Fiscal 2004.

During Fiscal 2004, our cash position increased $16.5 million to $86.2 million. Cash generated from operations contributed $40.4 million primarily as a result of our income from operations for the year and an increase in other long-term liabilities, principally as a result of allowances receivable from landlords of $4.5 million. An increase in working capital of $4.5 million partially offset cash provided by operations. Primary contributors to the working capital increase are higher inventory balances at the close of Fiscal 2004 and to a lesser extent, an increase in receivables of $2.7 million, of which $1.4 million is attributable to receivables due from landlords.

Cash provided by financing activities contributed $9.2 million primarily as a result of our financing $8.0 million for our new headquarters facility and proceeds of $1.9 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $33.1 million to fund capital expenditures. Fiscal 2004 capital expenditures consisted of $9.1 million for the construction of a new headquarters building, $8.8 million for new stores, $7.1 million related to the new materials handling system and expansion of our distribution center, $5.2 million for remodeling and maintenance in existing stores and $2.9 million for other improvements.

During Fiscal 2003, our cash position increased $15.6 million to $69.7 million. Cash generated from operations contributed $38.3 million primarily as a result of our income from operations for the year, an increase in other long-term liabilities of $1.9 million, and a decrease in working capital of $4.0 million. Our working capital decreased primarily as a result of an increase in other current liabilities, specifically related to increased payables for gift cards resulting from increased sales of gift cards during the winter holiday selling season, increased income taxes payable due to higher pre-tax income and increased compensation payable as a result of Fiscal 2003’s improved financial performance.

Cash provided by financing activities contributed $3.5 million primarily as a result of proceeds of $4.3 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $26.3 million to fund capital expenditures. Fiscal 2003 capital expenditures consisted of $9.0 million for remodeling and maintenance in existing stores, $7.8 million for new stores, $6.1 million related to the expansion of the distribution center, $1.7 million for the construction of a new headquarters building, and $1.7 million for other improvements.

During Fiscal 2002, our cash position increased $25.2 million to $54.1 million. Cash generated from operations contributed $31.1 million primarily as a result of our income from operations for the year and a decrease in working capital of $8.7 million. Our working capital decreased primarily as a result of an increase in other current liabilities, specifically related to increased income taxes payable due to higher pre-tax income in Fiscal 2002 and increased compensation payable in Fiscal 2002 as a result of Fiscal 2002’s improved financial performance.

Cash provided by financing activities contributed $0.3 million primarily as a result of proceeds of $1.1 million from the exercise of stock options and the employee stock purchase plan.

These cash increases were offset by our utilization of cash of $6.1 million to fund capital expenditures. Fiscal 2002 capital expenditures consisted of $4.2 million for new stores, $1.7 million for remodeling and maintenance in existing stores and $0.2 million for other improvements.

Our primary short-term liquidity needs consist of financing seasonal merchandise inventory build-ups. Our primary sources of financing for such needs are cash generated from operations, borrowings under our existing revolving credit facility and trade credit. In Fiscal 2004 and Fiscal 2003, we did not borrow under our existing revolving credit facility although during our peak borrowing period of November and December we would have been eligible to borrow up to a maximum of approximately $71.0 million and $70.0 million, respectively. At January 29, 2005 and January 31, 2004, certain letters of credit in an aggregate amount of approximately $7.7 million and $11.9 million were outstanding, respectively. Additionally, $0.7 million and $0.9 million in standby letters of credit were drawable primarily by store lessors at January 29, 2005 and January 31, 2004, respectively.

Pro Forma

We will incur substantial indebtedness in connection with the transactions. On a pro forma basis, after giving effect to the transactions as if they had occurred on July 30, 2005, we would have $199.2 million of total indebtedness outstanding. Our interest expense for the twelve months ended July 30, 2005 would have been approximately $20.0 million. Our significant debt service obligations could, under certain circumstances, have material consequences for you. See “Risk Factors—Risks Related to the Notes Offering.”

Concurrently with the closing of the Notes Offering, our existing revolving credit facility will be terminated and we will enter into our new senior secured credit facility. Our new senior secured credit facility will provide us with up to $100 million in available revolving borrowings subject to a borrowing base limitation. We do not intend to make any revolving borrowings upon consummation of the transactions. However, assuming that the transactions had occurred on July 30, 2005, we would have had letters of credit outstanding in an aggregate face amount of approximately $20.9 million under our new senior secured credit facility. Our new senior secured credit facility will contain a minimum fixed charge coverage ratio covenant that will be triggered if availability under the new senior secured credit facility plus our eligible cash on hand falls below $20 million and will continue to be tested periodically until such time as availability plus our eligible cash on hand exceeds $20 million for at least forty-five consecutive days. In addition, our new senior secured credit facility will contain other restrictive covenants.

The amount of cash generated from operations is dependent upon many factors including but not limited to our ability to achieve our business plan and general economic and retail industry conditions in the United States, during the upcoming year.

We believe that cash on hand, anticipated cash generated from operations and available borrowings will be sufficient to finance our remaining capital requirements in Fiscal 2005. In Fiscal 2005, we anticipate funding approximately $100,000 for our obligation under our defined pension plan.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the Notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new senior secured credit facility and the Notes, on commercially reasonable terms or at all. See the Section entitled “Risk Factors” for a more complete discussion of this risk and for other risks and uncertainties relating to our indebtedness.

Lower market interest rates and plan asset returns have resulted in declines in pension plan asset performance and funded status. The discount rate used for the calculation of plan liabilities at the end of Fiscal 2004 was decreased to 5.5% to reflect current economic conditions. The expected long-term rate of return for Fiscal 2005 will remain consistent at 8.0%. The Fiscal 2005 rate was developed by examining historical return rates based on plans’ asset allocation and other factors. As a result, net periodic benefit cost in 2005 is expected to be negatively impacted. See Note 10 to the Consolidated Financial Statements for further discussion.

We have never paid a cash dividend and currently plan to retain all earnings for use in the operations of the business. Any determination by our board of directors to pay future cash dividends will be based upon conditions then existing, including our earnings, financial condition and requirements, restrictions in our financing arrangements and other factors.

Contractual Obligations

The following table (in thousands) summarizes, on a pro forma basis, our contractual obligations as of January 29, 2005 and the effect such obligations are expected to have on our liquidity and cash flows in future periods. Other than in connection with the transactions, there have been no material changes outside the ordinary course of our business in the specified contractual obligations during the interim period between January 29, 2005 and July 30, 2005.

	Payments due by period(1) (in thousands)
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-term debt obligations(2)	$199,318	$1,128	$2,147	$2,002	$194,041
Capital lease obligations(3)	3,004	207	398	376	2,023
Operating lease obligations(4)	248,809	36,033	64,879	53,803	94,094
Purchase obligations(5)	13,579	13,579	—	—	—
Other long-term liabilities(6)	—	—	—	—	—

Total	$464,710	$50,947	$67,424	$56,181	$290,158

(1)	The amounts set forth in the “Less than 1 Year” column represents amounts to be paid in 2005, the “1-3 Years” column represents amounts to be paid in 2006 and 2007, the “3-5 Years” column represents amounts to be paid in 2008 and 2009 and the “More than 5 Years” column represents amounts to be paid after 2009.
(2)	Represents scheduled payments of principal and interest (computed using the 3.39% interest rate on January 29, 2005) on the real estate loan. See Note 8 to the accompanying Consolidated Financial Statements.
(3)	Represents total minimum lease payments, of which $1.0 million represents interest. See Note 8 to the accompanying Consolidated Financial Statements.
(4)	The operating lease commitments represent the minimum obligation we have for our non-cancelable retail store leases. These leases, however, require additional payments for common area maintenance, real estate taxes and other costs. These costs in Fiscal 2004 were equal to approximately 50% of the minimum lease obligations. We also have $602,000 of operating lease commitments related to our use of technical equipment. See Note 12 to the accompanying Consolidated Financial Statements.

(5)	As of January 29, 2005, we had $12.8 million of outstanding purchase orders which are primarily related to orders for general merchandise inventories. Since most of our purchase orders can be canceled without penalty upon 30-days notice, this total only includes purchase obligations scheduled to be shipped within 30-days following the end of Fiscal 2004. Additionally, we included $740,000 in standby letters of credit which are primarily used to provide for lease payments to store lessors in the event of a default by us in our lease obligations.
(6)	At January 29, 2005, we had long-term liabilities of $9.7 million for our straight line rent accrual, the cash flow requirements of which are included in operating lease obligations. Additionally, we have long-term liabilities that do not have contractually scheduled maturity dates and as such are not included in the table above. Included in long-term liabilities is $4.6 million for employee benefits, most of which will come due beyond five years and $8.2 million related to the unamortized portion of deferred credits from landlords and liabilities related to income and use taxes. See Note 3 to the accompanying Consolidated Financial Statements.

Off-Balance Sheet Arrangements

Our primary contingent liabilities relate to non-cancelable retail store operating leases. At January 29, 2005 and January 31, 2004, future minimum rentals totaled $248.2 million and $233.5 million (excluding common area maintenance, real estate and other costs), respectively. Additionally, we have entered into several arrangements not reflected on the balance sheet that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. These include documentary letters of credit, standby letters of credit and an interest rate swap, each of which is discussed below.

Documentary letters of credit are included in our revolving credit agreement and are used primarily in connection with purchase order commitments from overseas vendors. At January 29, 2005 and January 31, 2004, there were $7.7 million and $11.0 million in outstanding documentary letters of credit, respectively. Standby letters of credit are included in our revolving credit agreement and are used primarily in connection with store lessors. At January 29, 2005 and January 31, 2004 there were $0.7 million and $0.9 million in standby letters of credit drawable primarily by store lessors. See Note 8 to the accompanying Consolidated Financial Statements.

During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new corporate headquarters’ facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 of the Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan. As of January 29, 2005, the swap’s notional amount was $3,833,333 (notional amount is reduced $33,333 each month) and the fair value of the swap, included in other long-term liabilities, was $106,000. In addition, there was an unrealized loss of approximately $20,000, net of tax of $12,000, included in accumulated other comprehensive loss as a separate component of shareholders’ equity. See Note 13 of the Consolidated Financial Statements for additional details.

As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We were not involved in any material unconsolidated SPE transactions. As discussed in Note 4 of the Consolidated Financial Statements, our joint ventures are each consolidated into the Consolidated Financial Statements.

There have been no material changes outside the ordinary course of our business to the above described off-balance sheet arrangements during the interim period between January 29, 2005 and July 30, 2005.

Fiscal 2005 Store Openings and Capital Expenditure Expectations

In Fiscal 2005, we plan to add approximately 20 new Brookstone stores, of which approximately seven will be airport locations. On June 29, 2005, we announced our decision to sell our Gardeners Eden business, and consequently, we do not anticipate opening any Gardeners Eden locations in Fiscal 2005. We anticipate the cost of opening a new Brookstone store (based on the new store design), including leasehold improvements, furniture and fixtures, and pre-opening expenses, to average approximately $530,000. In addition, we expect a new Brookstone store to have an average of approximately $130,000 of gross inventory per store. We anticipate the cost of opening airport stores, including leasehold improvements, furniture and fixtures and pre-opening expenses, to average approximately $300,000, and expect airport stores to have an average of approximately $60,000 of gross inventory per store. These investments exclude adjustments for accounts payable and tenant improvement allowances, both of which serve to reduce investments on a per store basis. We expect to remodel approximately 15 locations and update and maintain other stores, during Fiscal 2005, incurring capital expenditures of approximately $7.4 million.

We completed Phase III of the Distribution Center expansion in Fiscal 2004 with the addition of a state-of-the-art materials handling system at our Distribution Center. During Fiscal 2005, we anticipate spending $0.7 million for additional materials handling system requirements.

Including the capital expenditures listed above, we anticipate making capital expenditures of approximately $18.5 million in Fiscal 2005.

Quantitative and Qualitative Disclosures About Market Risk

Our primary market risk is our interest rate risk. We do not engage in trading activities and our foreign currency risk and commodity price risk is immaterial.

Our interest rate exposure is most sensitive to fluctuations in interest rates in the United States, which impact interest paid on our debt. A 10% change in the weighted average interest rate on our variable rate debt would be immaterial to our consolidated financial positions, results of operations and cash flows.

We are exposed to the impact of interest rate changes primarily through our borrowing activities. As part of our risk management policy, we try to minimize interest rate risk whenever possible. During Fiscal 2004, we obtained a real estate mortgage loan to help finance our new headquarters facility. The financing obtained was an $8.0 million, 10-year maturity, variable-rate loan based on one-month LIBOR plus 1.00% (see Note 8 to the accompanying Consolidated Financial Statements for additional details). In order to minimize the risk of exposure related to variations in cash flows over the life of the financing, in August 2004, we entered into a $4.0 million, 10-year interest rate swap agreement under which we receive one-month LIBOR plus 1.00% and pay a 5.67% fixed rate. The swap modifies our interest rate exposure by effectively converting 50% of the real estate loan from a variable rate to a fixed rate in order to hedge against the possibility of rising interest rates during the term of the loan.

As of January 29, 2005, the swap’s notional amount was $3,833,333 (notional amount is reduced $33,333 each month) and the fair value of the swap was included in other long-term liabilities in the amount of $106,000. (See Note 13 to the accompanying Consolidated Financial Statements for additional details).

We have performed a sensitivity analysis as of January 29, 2005, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% increase and a 10% decrease in the levels of interest rates across the entire yield curve, with all other variables held constant. The analysis covers our real estate loan and interest rate swap. The analysis uses actual maturities for the real estate loan and interest rate swap. The interest rate swap is valued using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observed market interest rate curves. The discount rates used in the net present value calculations were based on the market interest rates in effect at January 29, 2005. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in an $81,000 gain in the fair value of the interest rate swap. This gain in fair value on the swap is offset by an equal amount increase in interest expense from the unhedged portion of the real estate loan. The opposite results occurred with a hypothetical 10% decrease in interest rates, which resulted in an $81,000 loss in the fair value of the interest rate swap. This loss in fair value on the swap is offset by an equal amount decrease in interest expense from the unhedged portion of the real estate loan. Through the use of the interest rate swap on the real estate loan, we have minimized our exposure to changes in interest rates from our existing real estate loan and interest rate swap.

While these are our best estimates of the impact of the specified interest rate scenarios, actual results could differ from those projected. The sensitivity analysis presented assumes interest rate changes are instantaneous, parallel shifts in the yield curve. In reality, interest rate changes of this magnitude are rarely instantaneous or parallel.

Counterparty risk relates to the loss we could incur if our swap counterparty defaulted on the interest rate swap. We entered into a master agreement with our counterparty that allows netting of swap positions in order to manage this risk.

Immediately following the consummation of the transactions, the $190.0 million of indebtedness under the Notes will be at a fixed interest rate and our principal interest rate exposure will relate to our new senior secured credit facility, which will provide for borrowings of up to $100.0 million which will bear interest at variable rates.

Our Competitive Strengths

We believe we are well positioned to continue our long-term historical trends of increasing revenue and improving profitability due to the following competitive strengths:

•	Preeminent Brand with Strong Recognition and Reputation for Quality. We believe we are positioned as a high quality brand with unique, functional products that offer a compelling value proposition to the consumer. Based on a study by Leo J. Shapiro and Associates, LLC, an independent market research agency, we believe that an estimated 76% of the U.S. population recognizes the Brookstone brand name. Our brand is not closely linked with a particular product category, which we believe gives us a strategic advantage in that we can develop and market products across a wide array of product categories. We are also one of a limited number of brands that focus on men as end users. The combination of these factors makes our products particularly well suited for gift giving, and based on market research, approximately two-thirds of our customers’ purchases are made by women, we believe frequently as gifts for men. Our brand’s reputation for quality and customer service is enhanced by our policy of 100% customer satisfaction, 100% of the time. Our brand recognition is further reinforced by our nationwide footprint of 290 Brookstone stores as of July 30, 2005, distribution of 30 million Brookstone catalogs last year and our internet site. We also market our brand and products to consumers via an aggressive public relations campaign aimed at the news media. Certain of our key products have appeared prominently in a variety of national publications including The New York Times, The Wall St. Journal, USA Today, Time and Newsweek, as well as on some of the country’s top television shows, including The Oprah Winfrey Show, Today, Good Morning America, The View and The Ellen DeGeneres Show.

•	High Proportion of Sales from Brookstone-branded Products and an Innovative Product Development Process. Over the last nine years, the proportion of our net sales derived from Brookstone-branded products has significantly increased, and as of the end of August 2005, more than 70% of our net sales for the current fiscal year was derived from Brookstone-branded products. Increasing sales from our branded products provides several key competitive advantages, including strengthening brand identity and limiting product level competition, particularly on price, as our proprietary products are recognizable and not widely available elsewhere. Given that a high proportion of our sales are from proprietary products, we have a limited need for temporary and seasonal promotions, which has helped limit our markdowns to an average of approximately of 3.4% of net sales over the last five fiscal years. We employ 13 merchandise professionals who focus on developing and selecting new products that differentiate us in the marketplace. Brookstone Labs, our in-house design group based in New Hampshire, helps translate the strategies of our merchandising professionals into a consistent and unique design esthetic. We are also focused on developing cutting edge audio and video products through Advanced Audio Concepts, Limited, a wholly-owned subsidiary located in Hong Kong. Our success in developing innovative products is evidenced by the numerous functional and design patents that we have received. We aggressively pursue parties that have violated our intellectual property rights and collect royalties on several products designed by us.

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Efficient Global Sourcing Efforts Utilizing Third-Party Manufacturers.    Although we design and develop most of our Brookstone-branded products, we utilize third-party manufacturers to make our products. We have worked through a dedicated sourcing office in Asia since 1995 and we utilize over 200 vendors and suppliers in the region. Our merchandise directors develop relationships with contract manufacturers and coordinate with our sourcing teams in Hong Kong, Taiwan, China and Paris and our quality control teams in China. We also own the manufacturing molds for most of our Brookstone-branded products. Our sourcing network allows us to monitor and maintain quality standards throughout the development and manufacturing process and provides us with the flexibility to match manufacturing capacity with demand. We believe that we have excellent relations with third parties who supply products to us, including certain suppliers with whom we have co-development arrangements to develop products that are sold exclusively in the United States through our proprietary distribution channels.

•	Synergies from Multi-Channel Marketing of Proprietary Distribution Channels. Independently, each of our three distribution channels (i.e. retail stores, catalogs and the internet) is an effective marketing and distribution channel; however, we aggressively seek opportunities to increase sales through synergies among these channels. This strategy is particularly important, as we believe that a customer who purchases via multiple channels tends to shop more frequently, spend more per transaction and be more responsive to marketing. Accordingly, after extensive testing and the calculation of incremental sales resulting from mailing catalogs to select customer groups, we increased the circulation of the Brookstone catalog on a targeted basis from 7.5 million books to 30 million books over the last three fiscal years. Based on the incremental sales generated with these additional mailings through phone and mail orders, the internet and retail stores, we believe that this marketing strategy has proven to be a cost-effective way to increase revenue across our distribution channels. This is further evidenced by the fact that our cost per circulated catalog has decreased over the last three fiscal years.

•	Successful Site-Selection Strategies and Attractive Store-Level Economics. Over 95% of our store base was profitable on a store-level basis in fiscal year 2004, which we believe exemplifies the strength of our concept and the efficiency and consistency of our real estate strategy. Our new stores are generally profitable on a cash basis by the end of their first year of operation, and we expect that a new location will return its initial cash investment on an after-tax basis within three years. We have historically opened approximately 15 permanent Brookstone store locations per year, and our current non-airport store prototype was awarded best new specialty store design in 2003 by Display and Design Ideas magazine. Our stores are located in prime locations in many of the premier malls, airports and street-side locations in the country. In addition, to maximize profitability during the peak holiday season, we also open and operate approximately 65 seasonal stores per year. For our non-airport locations, we determine optimal store locations via careful analyses of local demographics, the store location within the mall or shopping district and lease economics. Our airport locations are selected based on enplanement data, the store location within the airport, as well as lease economics. We believe that we are able to negotiate favorable and flexible lease terms for our mall, airport and street-side locations as well as for our seasonal stores because of our brand strength and our unique product offering.

•	Strong Historical Financial Performance and Consistent Same Store Sales Growth. We have consistently generated strong historical financial performance, reporting positive same store sales growth for 13 out of the last 14 fiscal years, including average same store sales growth of 3.1% over the last four fiscal years. From fiscal year 2000 to fiscal year 2004, our net sales and Adjusted EBITDA grew at a CAGR of 9.0% and 11.8%, respectively. Over the same time period, our gross margin, which includes occupancy costs, increased from 37.9% to 40.4%, which we believe is a direct result of the increased percentage of Brookstone-branded products sold over the five-year period. Our consistent financial performance is also supported by our merchandising strategy, which does not depend on price discounting given the uniqueness of our product offering.

•	Experienced and Incentivized Management Team. Our senior management team is composed of seasoned retail executives including Michael F. Anthony, President and Chief Executive Officer, who has been with us since 1994 after five years as a senior executive, including President, at Lechter’s Inc., a nationwide chain of specialty hardware and kitchen supplies. Our five most senior executives have an aggregate of more than 125 years of experience in the retail industry and have, on average, been employed with us for over nine years. After giving effect to the proposed transaction, but excluding the management incentive plan to be established in connection with the proposed transaction, our management will hold equity interests in OSIM Brookstone Holdings, L.P., one of our parent entities, representing approximately 5.4% of the fully-diluted equity of such entity.

Our Strategy

Our primary strategic goal is to be the leader in developing, identifying and selling products that are functional in purpose, distinctive in quality and design and not widely available from other retailers by pursuing the following objectives, but if the transactions do not occur, there can be no assurance that this strategy may be implemented:

•	Develop Unique, Functional, Proprietary Products. We believe our success derives from our ability to introduce new or updated products in a timely manner. We expect to continue our current strategy of replacing or updating approximately 30% of the items in our merchandise assortment every year, thereby maintaining customer interest through the freshness of our product selections and further establishing us as a leader in identifying and offering high quality, functional products that are not widely available from other retailers. We will continue to focus on increasing sales of Brookstone proprietary products, which we believe reinforces the value of our brand and strengthens customer loyalty. We will also continue to pursue functional and design patents as appropriate, and we will continue to vigorously protect our intellectual property.

•	Continue to Expand the Brand Footprint and Drive Sales Growth by Leveraging Our Proprietary Sales Channels. We plan to grow the Brookstone brand via the continued utilization of our proprietary sales channels, including an increase in Brookstone catalog distribution and the opening of new stores. We plan to increase our store count by approximately 15 to 20 locations per year, including approximately 4 to 7 airport locations per year. We also intend to continue to drive direct sales growth by increasing our targeted catalog circulation, which has historically increased sales in all channels. Over the long term, we target same store sales growth of 3% to 4% from our existing store base.

•	Focus on Margin Expansion. We plan to focus on expanding margins via continued emphasis on increasing the proportion of sales from proprietary branded products and leveraging our multi-channel marketing network and state-of-the-art distribution center. Sales growth will also position us to expand our EBITDA margins by leveraging our corporate structure to realize economies of scale. Additionally, we will continue to focus on efficient and effective logistics management. Over the last three years, we invested more than $13.0 million in our distribution center located in Mexico, Missouri, expanding the facility by approximately 200,000 square feet to approximately 400,000 square feet and upgrading our material handling and information technology systems. With respect to product development and manufacturing, we also plan to continue our focus on reducing sourcing costs by continuing to improve the efficiency of our sourcing process.

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Leverage Our Relationship with OSIM International Ltd.    We believe our relationship with OSIM, will provide us with the ability to realize both revenue and cost synergies. Established in 1980, OSIM is a global leader in healthy lifestyle products and operates a wide point-of-sales network of over 700 outlets in Asia, Australia, Africa, the Middle East, United Kingdom and North America. We believe we can tap into OSIM’s proprietary product offering to drive revenue growth by allowing us exclusive access in the United States under certain conditions to products that have not been available to us historically. In addition, we plan on leveraging OSIM’s sourcing network to help identify new products and to drive sourcing costs lower. We also believe there is an opportunity to expand the Brookstone concept into Asia with the strategic vision and expertise of the OSIM management team.

Legal Proceedings

In March of 2002, we were served with a lawsuit brought in the California Superior Court in Los Angeles County as a class action on behalf of current and former managers and assistant managers of our California stores, alleging that they were improperly classified as exempt employees. The lawsuit sought damages including overtime pay, restitution and attorneys’ fees. On August 15, 2003, a settlement agreement was finalized with a maximum payment by us of $1.5 million payable for this matter which is included in other current liabilities.

On May 5, 2004, the California Superior Court, County of Los Angeles County granted final approval to the parties’ settlement agreement and ordered that distributions be made pursuant to the agreement. However, on or about July 6, 2004, a class member who objected to the final approval of the settlement filed an appeal of the Superior Court’s May 5, 2004 order. The objecting class member filed her opening appellate brief on May 2, 2005. Unless further extensions are granted, our opening brief on appeal will be due on or before September 13, 2005. At this time, a hearing on the appeal has not yet been scheduled. Unless the parties agree to alternative arrangements, settlement funds will not be distributed until the appeal is resolved.

On September 15, 2004, a putative class action was commenced against us in the California Superior Court in Los Angeles County. The complaint, as amended, alleges, among other things, that we engaged in unfair business practices under California’s Unfair Competition Laws in connection with our sale of certain of air purifiers, and seeks injunctive relief, restitution and attorneys fees. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourself vigorously.

On June 23, 2005, we were served with a lawsuit in the United States District Court for the Southern District of Alabama (Southern Division) as a class action on behalf of all consumers who purchased certain air purifier from us alleging, among other things, that such products failed to perform the purposes for which they are advertised and sold and seeking unspecified damages. The class has not been certified. We believe this lawsuit is without merit and intend to defend ourself vigorously.

On August 30, 2005, we received a letter asserting violations of the Massachusetts consumer protection statute based on noncompliance with regulations promulgated by the state Attorney General relating to the alleged failure of Brookstone to individually price certain items sold at our stores located in Massachusetts by means of a pricing tag or sticker appended to the items or by printing the price on the products or their packaging. The letter notified us of the potential institution of a class action lawsuit against us on behalf of persons purchasing our products from our stores located within Massachusetts over the past four years. The letter seeks unspecified damages and relief regarding our alleged noncompliance with the regulation. We anticipate that resolution of the matter will not have a material impact on our business.

We are also involved in various legal proceedings incidental to the conduct of our business. We do not believe that any of these legal proceedings will have a material adverse effect on our financial condition, results of operations, or cash flows.

Statements in this 8-K which are not historical facts, including statements about the Company’s confidence or expectations, earnings, anticipated operations of its e-commerce sites and those of third-party service providers, and other statements about the Company’s operational outlook are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”) and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, risks of changing market conditions in the overall economy and the retail industry, consumer demand, the effectiveness of e-commerce technology and marketing efforts, availability of products, availability of adequate transportation of such products, and other factors detailed from time to time in the Company’s annual and other reports filed with the Securities and Exchange Commission. Words such as “estimate”, “project”, “plan”, “believe”, “feel”, “anticipate”, “assume”, “may”, “will”, “should” and similar words and phrases may identify forward-looking statements. Statements about a possible sale or divestiture of its Gardeners Eden business constitute forward-looking statements. Any statements in this release made in connection with the merger are not forward-looking statements within the meaning of the safe harbor provisions of the Reform Act. The Company may not be able to complete a divestiture on acceptable terms because of a number of factors, including failure to reach agreement with a purchaser. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligations to publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September	12, 2005

By:  /s/  Philip W. Roizin

Philip W. Roizin

Executive Vice President, Finance

and Administration,

Treasurer and Secretary

(Principal Financial Officer and duly

authorized to sign on behalf of registrant)